UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12

SciClone Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	June 30, 2011

Time	10:00 a.m., Pacific Daylight Time

Place	Marriott Hotel—San Mateo/ San Francisco Airport 1770 S. Amphlett Blvd. San Mateo, CA 94402

Items of Business	1. Election of eight (8) directors;

2. Amendment to SciClone Pharmaceuticals, Inc. Amended and Restated Certificate of Incorporation increasing the authorized number of shares available for issuance;

3. An advisory vote on executive compensation;

4. An advisory vote on the frequency of holding future advisory votes on executive compensation;

5. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

6. Any other matters that properly come before the Annual Meeting and any adjournment or postponement thereof.

Record Date	Stockholders of record at the close of business on May 26, 2011 will be entitled to vote at the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 950 Tower Lane, Suite 900, Foster City, California 94404.

Admission	Please note that space limitations may make it necessary to limit attendance only to stockholders. Registration will begin at 9:30 a.m. and seating will be available at approximately 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (street name holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By order of the Board of Directors

FRIEDHELM BLOBEL. PH.D.
President and Chief Executive Officer Foster City, California June , 2011

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, WE URGE YOU TO VOTE YOUR SHARES BY PHONE, VIA THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE. PLEASE SEE YOUR PROXY CARD FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE. PROXIES ARE REVOCABLE, AND ANY STOCKHOLDER MAY WITHDRAW HIS OR HER PROXY PRIOR TO THE TIME IT IS VOTED OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 30, 2011

This Proxy Statement relating to the 2011 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2010 are available at:

http://www.RRDEZProxy.com/2011/Sciclone

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of SciClone Pharmaceuticals, Inc., a Delaware corporation (“we,” “SciClone” or the “Company”), of proxies in the enclosed form for use in voting at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Marriott Hotel—San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, CA 94402 on Thursday, June 30, 2011, at 10:00 a.m., local time, and any adjournment or postponement thereof.

Definitive copies of this Proxy Statement, the enclosed proxy card and our 2010 Annual Report to Stockholders are expected to first be sent or given to stockholders on or about June     , 2011.

Voting Securities

Only stockholders of record as of the close of business on May 26, 2011 will be entitled to vote at the Annual Meeting and any adjournment thereof. As of that time, we had              shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Except as noted below, votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include the election of directors, and approval of and amendments to stock plans.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies

The shares represented by the proxies received, properly voted by phone, via the Internet or properly marked, signed, dated and not revoked will be exercised at the Annual Meeting. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal, and as the proxy holders deem advisable on other matters that may come before the meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to SciClone (Attention: Friedhelm Blobel, Ph.D.) a written instrument revoking the proxy or a duly executed proxy with a later date or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect eight (8) directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified. The nominees for election by the stockholders to those eight positions are all current members of the Board of Directors: Jon S. Saxe, Peter Barrett, Friedhelm Blobel, Richard J. Hawkins, Trevor M. Jones, Gregg A. Lapointe, Ira D. Lawrence and Mark Lotter. If elected, the nominees will serve as directors until our Annual Meeting of Stockholders in 2012 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes will be elected as directors. Abstentions will be counted as present for purposes of determining a quorum but will not have any effect on the vote.

Our Board is composed of directors who each bring a particular background to our Board that is valuable in overseeing the Company. In particular individual Board members have experience with the management of organizations in the pharmaceutical industry, finance, drug development, and product distribution. Their individual experience is described below.

The names of the nominees, their ages as of the date of this proxy statement and certain other information about them are set forth below:

Name of Nominee	Age	Principal Occupation	Director Since
Jon S. Saxe	74	Chairman of the Board, SciClone Pharmaceuticals; Inc.; Former President, PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.); Former Vice President, Hoffmann-LaRoche, Inc.	2000

Peter Barrett	58	Partner, Atlas Venture	2011

Friedhelm Blobel, Ph.D.	62	President and Chief Executive Officer, SciClone Pharmaceuticals, Inc.	2006

Richard J. Hawkins	62	Chairman of the Board, President and Chief Executive Officer, id2, Inc.	2004

Trevor M. Jones, Ph.D.	68	Independent Consultant; Professor	2009

Gregg A. Lapointe	52	Chief Executive Officer, Sigma-Tau Pharmaceuticals, Inc.	2009

Ira D. Lawrence, M.D.	58	Senior Vice President, Research and Development, Medicis Pharmaceuticals, Inc.	2005

Mark Lotter	47	Chief Executive Officer, China Operations	2011

Jon S. Saxe, was elected to Chairman of SciClone’s Board of Directors in July 2009 and has served as a Director since August 2000. Mr. Saxe was President of PDL BioPharma, Inc. (formerly Protein Design Labs, Inc.) (NASDAQ: PDLI) from 1995 to early-1999. From 1993 to 1995, Mr. Saxe was President of Saxe Associates, Inc., consultants to venture capital firms and biotechnology, diagnostic, and pharmaceutical companies. He was the President and CEO of Synergen, Inc., a biotechnology company, from 1989 to 1993. Mr. Saxe is former Vice President, Licensing and Corporate Development and Head of Patent Law for Hoffmann-LaRoche Inc., where he worked for almost 30 years. Mr. Saxe received his J.D. from George Washington University School of Law and his LL.M. from New York University School of Law. He serves as a director of other public and private companies, including Durect Corporation (NASDAQ: DRRX) and Excaliber Enterprises, Ltd. (OTC Bulletin Board: EXCA). Mr. Saxe has experience across a wide range of functions in the pharmaceutical industry including legal, business development and operational experience. He also has broad experience as a Board member in our industry including experience as an audit committee, compensation committee and governance committee member.

Peter Barrett has served as a Director since April 2011. He has been a Partner in the Life Sciences group at Atlas Venture since 2002. Prior to joining Atlas, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to Celera, he held senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development . He serves as a director of other public and private companies, including Helicos Biosciences Corporation (HLCS), and was a member of the Board of Directors of NovaMed Pharmaceuticals, Inc. (“NovaMed”) prior to its acquisition by SciClone. Mr. Barrett is currently Vice Chairman of the Advisory Council of the Barnett Institute of Chemical and Biological Analysis at Northeastern University, as well as Adjunct Professor at the Barnett Institute. He also serves as President of the Autism Consortium, a non-profit institution. Mr. Barrett received his Ph.D. in Analytical Chemistry from Northeastern University. Mr. Barrett brings to the Board the perspective of an investor in the Life Sciences area as well as substantial operating experience and a deep knowledge of the life sciences industry.

Friedhelm Blobel, Ph.D. has served as our President, Chief Executive Officer and as a Director since June 2006. From July 2000 to 2006, Dr. Blobel was President, CEO and a Director of Gryphon Therapeutics, Inc., a South San Francisco based biopharmaceutical company. Prior to joining Gryphon Therapeutics in July 2000, Dr. Blobel spent more than two decades as an executive with the Hoechst Group and the Boehringer Mannheim Group including responsibilities in the areas of diabetes and in vitro diagnostics. His roles at these companies included Group President of several product divisions, Chief Technology Officer and General Manager in Tokyo, Japan of a marketing and sales joint venture between Boehringer and Yamanouchi Pharmaceuticals (now Astellas Pharma, Inc.), Senior Vice President of Research and Development Diabetes and Patient Care in Mannheim, Germany as well as in Indianapolis, Indiana. Dr. Blobel earned his doctorate degree (“Dr.rer.nat.”; a Ph.D. equivalent) with a dissertation in Biochemistry and Microbiology from the University of Hohenheim, Germany and holds an advanced degree in Chemistry from the University of Stuttgart, Germany. Dr. Blobel has spent his entire career in the pharmaceutical and biotechnology industry and brings to the Board experience in general management, research and development, and product marketing and distribution.

Richard J. Hawkins has served as a Director since October 2004. Mr. Hawkins served as the Chairman and CEO of LabNow, Inc., a privately-held company he founded in September 2003 that develops lab-on-a-chip sensor technology to be used in point-of-care diagnostic testing systems. From 1994 to 2000, Mr. Hawkins co-founded Corning BioPro, a protein contract manufacturing firm. From 1992 to 2000, Mr. Hawkins co-founded and served as Chairman of Sensus Drug Development, which developed and received regulatory approval for SOMAVERT®, a growth hormone antagonist approved for the treatment of acromegaly and now marketed by Pfizer in both the United States and Europe. In 1982, Mr. Hawkins founded Pharmaco, a clinical research organization (CRO) that in 1991 was merged with the predecessor of PPD-Pharmaco, one of the largest CROs in the world today. Mr. Hawkins graduated cum laude with a B.S. in Biology from Ohio University. Mr. Hawkins is an entrepreneur who has formed, financed and operated multiple ventures in the pharmaceutical industry and he brings substantial experience to the Board in clinical development as well as the management of growing enterprises.

Trevor M. Jones, Ph.D., C.B.E. has served as a Director since March 2009. Prof. Jones served as the Director General of the Association of the British Pharmaceutical Industry, or ABPI, an association representing the interests of approximately 75 British and international pharmaceutical companies, from 1994 through his retirement in August 2004. From 1987 to 1994, Prof. Jones was a main board director at Wellcome plc, which subsequently merged to ultimately become GlaxoSmithKline plc. Prof. Jones was recognized in the Queen’s Honors List and holds the title of Commander of the British Empire. He is also a fellow of the Royal Society of Chemistry, a fellow of the Royal Society of Medicine, a fellow of the Royal Pharmaceutical Society, an honorary fellow of the Royal

College of Physicians and of its Faculty of Pharmaceutical Medicine and an honorary fellow of the British Pharmacological Society. Prof. Jones is Chairman of the board of directors of ReNeuron Group plc, a UK-based adult stem cell research and development company. He is a board member of Allergan, Inc. (NYSE: AGN), a multi-specialty healthcare company, Merlin Biosciences’ Fund II, a specialized venture investor in life sciences companies, Sigma-Tau Finanziaria S.p.A. an Italian pharmaceutical company, Synexus Ltd., a clinical study recruitment and management specialist organization, and Verona Pharma plc, a biotechnology company dedicated to research in respiratory diseases. Prof. Jones is a founder of the Geneva-based public-private partnership, Medicines for Malaria Venture and a founder and board member of the UK Stem Cell Foundation. He received his bachelor of pharmacy degree and Ph.D. from the University of London and is currently a visiting professor at King’s College, London. Prof. Jones brings to the Board over 40 years experience in multiple aspects of the pharmaceutical industry including in research and development as well as regulatory and governance matters.

Gregg Anthony Lapointe has served as a Director since March 2009. Mr. Lapointe has served as Chief Executive Officer of Sigma-Tau Pharmaceuticals, Inc., the U.S. wholly-owned subsidiary of Sigma-Tau Finanziaria S.pA., since April 2008. He served as Chief Operating Officer of Sigma-Tau Pharmaceuticals, Inc. from November 2003 to March 2008. Mr. Lapointe is a Certified Public Accountant in the United States and a Chartered Accountant in Canada. He holds a Bachelor of Commerce degree from Concordia University of Montreal, a Graduate Diploma in Public Accountancy from McGill University of Montreal and an M.B.A. from Duke University. Mr. Lapointe also serves on the Boards of Directors of Soligenix, Inc, the Pharmaceutical Research and Manufacturers of America (PhRMA) and on the corporate council of the National Organization for Rare Disorders (NORD). Mr. Lapointe has substantial experience in finance and management, including operational experience as the CEO of a pharmaceutical development and sales organization.

Ira D. Lawrence, M.D., has served as a Director since June 2005. Dr. Lawrence is Chief Medical Officer and Senior Vice President of Research and Development at Medicis Pharmaceutical Corporation (NYSE: MRX). From June 2005 until May 2006, Dr. Lawrence served as our President and Chief Executive Officer. From 1995 to 2005, Dr. Lawrence was employed with Fujisawa Healthcare, Inc. (subsequently merged with Yamanouchi Pharmaceutical Co. to form Astellas Pharma, Inc.), most recently as Senior Vice President of Research and Development. From 1993 to 1995, Dr. Lawrence served as Vice President of Research and Development at GenDerm Corporation. Dr. Lawrence was the Associate Director of Clinical Studies, Immunology at Fujisawa Healthcare, Inc. from 1991 to 1993. Prior to 1991, Dr. Lawrence practiced internal medicine and allergy/clinical immunology, most recently as the Assistant Chief of Staff at the Veterans Administration Lakeside Medical Center and Assistant Professor at Northwestern University Medical School. Dr. Lawrence earned his M.D. degree, from the Hahnemann Medical College (now Drexel University College of Medicine) and his B.A. from Temple University. Dr. Lawrence completed his internship and residency in internal medicine at Northwestern University and his fellowship at the Division of Allergy and Clinical Immunology at the Johns Hopkins University School of Medicine. In addition to his experience as a physician, Dr. Lawrence has almost two decades of clinical development experience in the pharmaceutical industry.

Mark Lotter, has served as a Director and as our Chief Executive Officer, China Operations, since April 2011. Mr. Lotter previously served as the President and Chief Executive Officer, and a director, of NovaMed, which was acquired by the Company on April 18, 2011. Prior to founding NovaMed in 2005, Mr. Lotter was Vice President of Commercial Operations for AstraZeneca China. Prior to AstraZeneca China, Mark was CEO of Aspen Pharmacare, one of the top 20 generic manufacturers worldwide and Africa’s largest pharmaceutical manufacturer, in South Africa and then in Europe. Mr. Lotter holds a B.S. in Pharmaceutical Sciences from the University of Natal, and an M.B.A. from the University of South Africa. Mr. Lotter has lived in China for approximately nine years while founding and operating NovaMed and brings to the Board in-depth experience with the Chinese pharmaceutical market and the operation of a specialty pharmaceutical company in China.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Board Structure

The Board believes that separate individuals should, generally, hold the positions of Chairman of the Board and Chief Executive Officer, and that the Chairman should not be an employee. The Board has been led by an independent Non-Executive Chairman for over a decade. The Chairman of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings and executive sessions of the non-employee directors and the relevant agenda items in each case (in consultation with the Chief Executive Officer as appropriate). The Board believes this leadership structure enhances the Board’s oversight of and independence from our management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance.

The Board meets in executive session after each regular Board meeting to assess management’s presentation, the strategic direction of the Company and the effectiveness of management and similar matters. The Chairman or a chairman of one of our committees typically meets with the CEO after such independent sessions to communicate the full Board’s views on particular matters.

The Board has designated five committees to address particular areas of responsibility. At each regular Board meeting, the Board receives full reports from each committee chair regarding the committee’s considerations and actions.

The Board believes that this structure provides the Board with the opportunity to exercise independent review of the Company’s results and to apply, through the committee’s more detailed oversight of certain aspects of the Company’s business and operations.

Term

Each director serves a one-year term that expires at the following Annual Meeting.

Risk

The Board exercises its role in the oversight of risk management both directly and through Board committees. The Board of Directors regularly considers potential risks facing the business of the Company. Board members identify for management risks that they view as inherent in the nature of the Company’s business that should receive management attention. In accordance with policy, the Company’s management reports once a year to specific committees with respect to risk management and compliance, with a report on finance and legal compliance being reported to the Audit Committee by the Chief Financial Officer, sales and marketing compliance being reported to the Audit Committee by the President of SciClone Pharmaceuticals International Ltd or the Compliance Officer, manufacturing compliance being presented to the Scientific Review Committee by the head of manufacturing, and research, development and related regulatory compliance being reported to the Scientific Review Committee by the Vice President of Research and Development. Under this policy, management will report to the full board on overall compliance and risk management at least once a year. These activities are in addition to the Board and its committees other activities with respect to risk assessment.

In addition, the Audit Committee discusses with management significant financial risks in conjunction with enterprise risk exposures, the Company’s policies with respect to financial risk assessment and risk management and the actions management has taken to limit, monitor or control financial risk exposure.

Director Independence

The Board of Directors has determined that, as of the Annual Meeting, each of the director nominees, other than Dr. Blobel, our President and Chief Executive Officer, and Mark Lotter, our Chief Executive Officer for

China Operations, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules.

Prof. Jones and Mr. Lapointe are affiliates of Sigma-Tau Finanzaria, S.p.A., SciClone’s largest stockholder, which beneficially owns in excess of fifteen percent (15%) of SciClone’s outstanding Common Stock. Accordingly, none of Dr. Blobel, Mr. Lotter, Prof. Jones or Mr. Lapointe qualify as independent directors under the rules and regulations of the Securities and Exchange Commission (the “SEC”) which govern the composition of SciClone’s Audit Committee.

In the course of the Board of Director’s determination regarding the independence of each non-management director, it considered any transactions, relationships and arrangements as required by the applicable NASDAQ Marketplace Rules and the rules and regulations of the SEC.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions.

Board Meetings and Committees

The Board of Directors has:

•	an Audit Committee;

•	a Compensation Committee;

•	a Nominating and Corporate Governance Committee;

•	a Business Development Committee; and

•	a Scientific Review Committee.

The Board of Directors held 17 meetings during the year ended December 31, 2010. All incumbent directors attended at least 75% of meetings of the Board of Directors and of each standing committee of the Board on which he served. The following table sets forth the standing committees of the Board and the members of each committee as of the date that this proxy statement was first mailed to our stockholders:

Committee Composition	Audit	Compensation	Nominating and Corporate Governance	Business Development	Scientific Review
Jon S. Saxe	Chair		Ö	Ö
Roberto Camerini, M.D.					Ö
Richard J. Hawkins	Ö	Chair			Ö
Trevor M. Jones		Ö	Chair		Ö
Gregg A. Lapointe				Ö
Ira D. Lawrence, M.D.				Ö	Chair
Dean S. Woodman	Ö	Ö	Ö	Chair
Number of Meetings During 2010	6	7	4	5	5

Audit Committee. The members of the Audit Committee during 2010 were Mr. Saxe (chairman), Mr. Hawkins and Mr. Woodman. Each member of the Audit Committee during 2010 was independent for purposes of both the NASDAQ Marketplace Rules and the rules and regulations of the SEC, as they apply to audit committee members. The Board of Directors has determined that Mr. Woodman is an audit committee financial expert, as defined in the rules and regulations of the SEC.

Under the terms of its written charter, the Audit Committee:

•

Retains our independent registered public accounting firm, reviews their independence and oversees their audit work, reviews and pre-approves the planned scope of our annual audit and the terms of engagement for audit and non-audit services;

•	Reviews the financial reports and other financial information provided to the public;

•

Reviews the adequacy of disclosure controls and internal controls and procedures for financial reporting, reviews our critical accounting policies, reviews significant judgments made in the preparation of our financial statements; and

•	Reviews and approves any related party transactions.

Additional information regarding the Audit Committee may be found in the section entitled “Report of the Audit Committee” included with this Proxy Statement.

Compensation Committee. The members of the Compensation Committee during 2010 were Mr. Hawkins (chairman), Prof. Jones, and Mr. Woodman. Each member of the Compensation Committee is independent for purposes of the NASDAQ Marketplace Rules. The Compensation Committee recommends to the full board the salary and bonus earned by the President and Chief Executive Officer, reviews and recommends to the full board salary and bonus levels for other executive officers, approves stock option grants to executive officers and approves all employment, severance and change-in-control agreements applicable to executive officers. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Committee.

Each year, at the request of the Compensation Committee, our President and Chief Executive Officer provides compensation recommendations for each of the executive officers. In 2008, the Compensation Committee engaged Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant, to advise the Compensation Committee regarding optimal allocation of the different elements of executive officer compensation and recommended target amounts for each element of compensation. Each year since then Setren has provided additional advice to the Compensation Committee. For 2010 compensation, the Compensation Committee requested that Setren provide a written update of the information they provided in the prior year. Taking these recommendations and the updated information together, the Compensation Committee is responsible for determining all compensation for our executive officers, other than the CEO. The Board (without the CEO) reviews and approves the Compensation Committee’s recommendations before they are finalized and the Board approves all CEO compensation. For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee during 2010 were Prof. Jones (chairman), Mr. Saxe and Mr. Woodman. Each member of the Nominating and Corporate Governance Committee was independent for purposes of the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee considers qualified candidates for nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors.

Business Development Committee. The members of the Business Development Committee during 2010 were Mr. Woodman (chairman), Dr. Lawrence, Mr. Saxe and Mr. Lapointe. The primary responsibilities of the Business Development Committee are to review and assess our business development activities, including, recommending to the Board of Directors, as appropriate, new business strategies, such recommendations to include long-term plans for growth and expansion and to review, monitor and recommend to the Board of Directors new business opportunities, including potential mergers, acquisitions, divestitures, investments and other similar transactions.

Scientific Review Committee. The members of the Scientific Review Committee during 2010 were Dr. Lawrence (chairman), Dr. Camerini, Mr. Hawkins and Prof. Jones. The primary responsibilities of the Scientific Review Committee are to review and evaluate the performance of research management in achieving our strategic goals and objectives and the quality and direction of our research and development programs, discuss with management the overall performance of our research and development activities, identify and discuss significant emerging science and technology issues and trends, review our approaches to acquiring new product candidates and technologies necessary to achieve our business objectives, evaluate the soundness and risks associated with the technology in which we are investing our research and development efforts, periodically review our overall patent strategies, and review and evaluate issues affecting our business relating to process development and manufacturing.

Committee Charters and Other Corporate Governance Materials

The Board has adopted a written charter for each of the standing committees described above. The Board has also adopted a written Corporate Code of Conduct that applies to all of our officers, directors, employees, contract workers and anyone who conducts business with us. In addition, the Board has adopted written Corporate Governance Guidelines that address the composition of the Board, criteria for Board membership and other Board governance matters. Links to these materials, other than the Business Development Committee Charter and the Scientific Review Committee Charter, are available in the Investor Relations section of our website at www.sciclone.com.

Director Nominations

Director Qualifications

Consistent with its charter, the Nominating and Corporate Governance Committee evaluates and recommends to the Board of Directors director nominees for each election of directors.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee has approved a Policy Regarding Director Nominations, pursuant to which the Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of our Board of Directors and its Committees;

•	the perceived needs of the Board for particular skills, background and business experience;

•	the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as regulatory compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the Nominating and Corporate Governance Committee to perform all Board and Committee responsibilities. Directors are expected to prepare for, attend, and participate in all Board and applicable Committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in the best interests of SciClone and its stockholders. The Nominating and Corporate Governance Committee believes that it is preferable that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules. Under applicable listing requirements, at least a majority of the members of the Board must meet the definition of “independent director.” The Nominating and Corporate Governance Committee also believes that it is appropriate for one or more key members of our management to participate as members of the Board.

Diversity

Although we do not have a formal diversity policy, to foster and maintain a diversity of viewpoints, backgrounds and experience on the Board, the Nominating and Governance Committee evaluates the mix of skills and experience of the directors and assesses nominees and potential candidates in the context of the current composition of the Board and the requirements of the Company. The Nominating and Corporate Governance Committee uses the same standards to evaluate all director candidates, regardless of who proposes them.

Identifying and Evaluating Candidates for Nomination as Director

The Nominating and Corporate Governance Committee has adopted procedures providing for the annual evaluation by the committee of the current members of the Board of Directors whose terms are expiring and who are willing to continue in service, against the criteria set forth above in determining whether to recommend these directors for election. Under the procedures it adopted, the Nominating and Corporate Governance Committee has initiated the regular assessment of the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining if the Board requires additional candidates for nomination.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. Peter Barrett and Mark Lotter were elected to the Board pursuant to the terms of our agreement to acquire NovaMed. See “Transactions with Related Persons”. The members of the Nominating and Corporate Governance Committee reviewed the qualifications of Mr. Barrett and Mr. Lotter to serve on our Board before the Company entered into the agreement to acquire NovaMed.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be evaluated in connection with the Nominating and Corporate Governance Committee’s established procedures for evaluating potential director nominees, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

In addition, under our Bylaws, stockholders are permitted to nominate directors for consideration at an annual meeting. A stockholder nomination for a director to be elected at an annual meeting must be sent in writing to the Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, CA 94404, not less than 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

•

a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of directors on the date of such notice of nomination and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice of nomination;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the stockholder;

•

such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director if so elected.

All directors and director nominees must submit a completed form of the directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the foregoing criteria and will select the nominees that, in the Committee’s judgment, best suit the needs of the Board at that time.

Communications by Stockholders with Directors

Stockholders may communicate with any and all Company directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

Chairman of the Board

or Board of Directors

or [individual director]

c/o Corporate Secretary

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, CA 94404

Fax: (650) 358-3469

The Corporate Secretary maintains a log of such communications and will transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication as determined by the Corporate Secretary. The Board of Directors or individual directors so addressed will be advised of any communication withheld for safety or security reasons as soon as practicable. The Corporate Secretary will relay all communications to directors absent safety or security issues.

Director Attendance at Annual Meetings

We believe that it is desirable that directors attend our annual meeting of stockholders. Our policy is to schedule our Annual Meeting of Stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules. Of the eight directors then in office, two attended the 2010 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2010 has been an officer or employee of SciClone or any of its subsidiaries, or has had any relationship requiring disclosure by SciClone under the rules and regulations of the SEC. No interlocking relationships existed during 2010 between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Compensation of Directors

Cash Compensation

Directors who are employees of SciClone do not receive any compensation for their services as directors. During 2009 and 2010, each non-employee director is entitled to an annual retainer of $30,000, plus payment of out-of-pocket expenses relating to their service as Board members. In addition, directors receive the following additional annual payments for service on the committees of the Board of Directors:

Committee	Member	Chairman
Audit	$10,000	$14,000
Compensation	7,500	10,000
Nominating and Corporate Governance	7,500	10,000
Business Development	7,500	10,000
Scientific Review	7,500	10,000

In addition, our Chairman of the Board (currently Mr. Saxe) receives an additional annual payment of $22,000.

Equity Compensation

Non-employee directors also receive an option grant of 50,000 shares upon election to the Board and an annual option grant of 30,000 shares upon their re-election. Each option has a term of ten years and an exercise price equal to the closing price of our Common Stock as quoted on the NASDAQ Global Market on the grant date of such option. Initial option grants vest in three equal annual installments. Annual stock option grants vest in twelve equal monthly installments. In the event of a change in control, any unexercisable or unvested portions of any outstanding options are immediately exercisable and vested in full as of the date 10 days prior to the change in control, regardless of whether the option is assumed or substituted for by the acquirer.

Under our 2004 Outside Directors Stock Option Plan, if Mr. Hawkins, Dr. Lawrence, Mr. Saxe, Mr. Woodman, Dr. Camerini, Prof. Jones and Mr. Lapointe are re-elected to the Board at the Annual Meeting, each will automatically receive an option to purchase 30,000 shares of our Common Stock, as they shall have each served for a full year prior to the Annual Meeting of Stockholders.

Aggregate Compensation

The following table sets forth information concerning the aggregate compensation earned during 2010 by each individual who served as a director at any time during 2010:

2010 Director Compensation

Name of Director	Fees Earned or Paid in Cash		Option Awards(1)	All Other Compensation	Total
Jon S. Saxe	$114,000	(2)	$47,770	—	$161,770
Friedhelm Blobel, Ph.D	—	(3)	—	—	—
Roberto Camerini, M.D	37,500	(4)	45,229	—	82,729
Richard J. Hawkins	71,000	(5)	47,770	—	118,770
Trevor M. Jones, Ph.D.	55,000	(6)	45,229	—	100,229
Gregg Lapointe	51,000	(7)	45,229	—	96,229
Ira D. Lawrence, M.D.	47,500	(8)	47,770	—	95,270
Dean S. Woodman	65,000	(9)	47,770	—	112,770

(1)	The amounts shown are the compensation costs recognized in our financial statements for 2010 related to grants of stock options to our non-employee directors in 2010 and prior years, to the extent we recognized compensation costs in 2010 for such awards in accordance with the provisions of Financial Accounting Standards Board (“FASB”) ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the FASB ASC 718 calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies” included in Part II, item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010.
(2)	Mr. Saxe’s fees consist of $30,000 director fee, $22,000 for service as Chairman of the Board of Directors, $14,000 for service as Chairman of the Audit Committee, $7,500 for service on the Nominating and Corporate Governance Committee, and $7,500 for service on the Business Development Committee, and $33,000 for additional services as a director, as approved by the Board.
(3)	Dr. Blobel received no compensation for his service on the Board of Directors. Compensation paid to Dr. Blobel as President and Chief Executive Officer is disclosed in the Summary Compensation Table herein.
(4)	Dr. Camerini’s fees consist of $30,000 director fee and $7,500 for service on the Scientific Review Committee.
(5)	Mr. Hawkins’ fees consist of $30,000 director fee, $10,000 for service as Chairman of the Compensation Committee, $10,000 for service on the Audit Committee, $7,500 for service on the Scientific Review Committee, and $13,500 for additional services as a director, as approved by the Board.
(6)	Prof. Jones’ fees consist of $30,000 director fee, $7,500 for service on the Compensation Committee, $10,000 for service as Chairman of the Nominating and Corporate Governance Committee and $7,500 for service on the Scientific Review Committee.
(7)	Mr. Lapointe’s fees consist of $30,000 director fee, $7,500 for service on the Business Development Committee, and $13,500 for additional services as a director, as approved by the Board.
(8)	Dr. Lawrence’s fees consist of $30,000 director fee, $7,500 for service on the Business Development Committee and $10,000 for service as Chairman of the Scientific Review Committee.
(9)	Mr. Woodman’s fees consist of $30,000 director fee, $10,000 for service on the Audit Committee, $10,000 for service as the Chairman of the Business Development Committee, $7,500 for service on the Nominating and Corporate Governance Committee, and $7,500 for service on the Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to beneficial ownership of shares of our Common Stock as of April 22, 2011 by:

•	all those known by us to be beneficial owners of more than 5% of its Common Stock;

•

our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal accounting officer) and our most highly-compensated executive officers as of December 31, 2010 (or any executive officer who would have been among the most highly-compensated but for the fact that such an individual was not serving as an executive officer as of December 31, 2010) whose total salary and bonus for the fiscal year ended December 31, 2010 exceeded $100,000 for services in all capacities to SciClone (collectively, the “Named Executive Officers”);

•	each of our directors; and

•	all our directors and executive officers as a group.

The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC and information supplied by our transfer agent, BNY Mellon Shareowner Services, as of the most recent practicable date. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 56,476,922 shares outstanding on April 22, 2011 provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after April 22, 2011 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address for the persons and entities listed below is 950 Tower Lane, Suite 900, Foster City, California 94404.

	Shares Beneficially Owned(1)
	Number	Percent
Stockholder
Sigma-Tau Finanziaria S.p.A. and Affiliates(2) c/o Sigma-Tau Finance S.A. 13, Boulevard du Prince Henri L-1724, Luxembourg	9,853,261	17.45%

Officers
Friedhelm Blobel, Ph.D.(3)	963,333	1.62%
Gary S. Titus(4)	151,361	*
Hans P. Schmid(5)	618,852	1.04%
Israel Rios, M.D.(6)	297,813	*
Mark Lotter(7)	1,629,316	2.73%

Outside Directors
Jon S. Saxe(8)	265,000	*
Roberto Camerini, M.D.(9)	68,334	*
Richard J. Hawkins(10)	215,000	*
Trevor M. Jones, Ph.D.(11)	68,334	*
Gregg A. Lapointe(12)	68,334	*
Ira D. Lawrence, M.D.(13)	350,000	*
Dean S. Woodman(14)	320,000	*
Peter Barrett(15)	1,972,189	3.31%
All directors and executive officers as a group (13 persons)(16)	6,987,866	11.72%

*	Less than 1%.

(1)	Except pursuant to applicable community property laws, we believe the persons named in the table have sole voting and investment power with respect to all shares. Under the rules of the SEC, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days of the date of this table, including options to purchase of our common stock that may vest within 60 days hereof.
(2)	Based on a Schedule 13D/A filed with the Securities and Exchange Commission on July 17, 2010 by Sigma-Tau Finanziaria S.p.A., an Italian corporation (“Sigma-Tau”). Each of Sigma-Tau, Paolo Cavazza, Claudio Cavazza, Defiante Farmaceutica, S.A., a Portuguese corporation (“Defiante”), Chaumiere-Consultadoria e Servicos, Sociedade Unipsssoal, LdA, a Portuguese corporation (“Chaumiere”) and Aptafin S.p.A., an Italian Corporation (“Aptafin”) is deemed to be the beneficial owner of 9,853,261 shares that each owns directly and indirectly. Of these 9,853,261 shares, Defiante is the direct beneficial owner of 6,580,938 shares. Chaumiere is the direct beneficial owner of 1,289,052 shares, Aptafin is the direct beneficial owner of 765,841 shares, Paolo Cavazza is the direct beneficial owner of 822,815 shares and Claudio Cavazza is the direct beneficial owner of 394,615 shares. See “Transactions with Related Persons” below for further information concerning our relationship with Sigma-Tau.
(3)	Includes 933,333 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(4)	Includes 128,125 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(5)	Includes 550,313 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(6)	Includes 272,813 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(7)	Mr. Lotter was not a Named Executive Officer for the fiscal year ended December 31, 2010. Shares are held directly by Spearing Limited. Mr. Lotter is the sole director and shareholder of Spearing Limited.
(8)	Includes 250,000 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(9)	Consists of 68,334 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(10)	Consists of 215,000 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(11)	Consists of 68,334 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(12)	Consists of 68,334 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(13)	Consists of 350,000 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(14)	Includes 250,000 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.
(15)	Shares are held directly by Atlas Venture Fund VII, L.P. (“Atlas VII”). Mr. Barrett is a director of Atlas Venture Associates VII, Inc., the general partner of Atlas Venture Associates VII, L.P., the general partner of Atlas Venture Fund VII, L.P. In such capacity he may be deemed to have shared voting and investment power of the shares held by Atlas VII. Mr. Barrett disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(16)	Includes 3,154,586 shares issuable pursuant to options exercisable within 60 days of April 22, 2011.

PROPOSAL NO. 2

AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

SciClone’s Amended and Restated Certificate of Incorporation currently authorizes SciClone to issue two classes of stock to be designated respectively “Common Stock” and “Preferred Stock” consisting of (i) up to seventy-five million (75,000,000) shares of Common Stock and (ii) up to ten million (10,000,000) shares of Preferred Stock. As of May 26, 2011, no shares of Preferred Stock are issued and outstanding,             shares of Common Stock were issues and outstanding and             shares were reserved for issuance under our equity compensation plans, leaving             shares of Common Stock unissued and unreserved.

On May 5, 2011, the Board approved, subject to stockholder approval, an amendment to SciClone’s Amended and Restated Certificate of Incorporation to increase the maximum number of shares of SciClone’s stock authorized for issuance to one hundred ten million (110,000,000) shares of stock consisting of: (x) one hundred million (100,000,000) shares of Common Stock, and (y) ten million (10,000,000) shares of Preferred Stock.

The Board has determined that an increase in the number of shares of Common Stock authorized for issuance is in SciClone’s best interests. The proposed increase in the number of shares of Common Stock authorized for issuance will ensure that shares will be available, if needed, for issuance in connection with stock splits, future capital raising transactions, possible acquisitions, investment opportunities and other corporate purposes. The Board believes that the availability of the additional shares for such purposes, without delay or the necessity for a special stockholders’ meeting, would be beneficial to SciClone.

The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. However, the Board will have the authority to issue authorized Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing stockholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders. SciClone does not have any immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by the proposed amendment.

If the proposed amendment is approved by the stockholders, Article Fourth of our Amended and Restated Certificate of Incorporation will be amended to read as follows and become effective upon filing of a Certificate of Amendment with the Secretary of State of Delaware:

A.	The Corporation is authorized to issue two classes of stock to be designated respectively “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is one hundred ten million (110,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Ten million (10,000,000) shares shall be Preferred Stock, each having a par value of one tenth of one cent ($0.001).

Required Vote

The affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting is required for adoption of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as a vote against the outcome of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO SCICLONE’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE MAXIMUM NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

As described in further detail under the heading “Executive Compensation and Other Matters—Compensation Discussion and Analysis,” our executive compensation philosophy is designed to attract, motivate and retain qualified executives in a highly competitive industry. Our compensation programs are designed to reward performance over a short and long-term basis that aligns our executive officers’ performance with the interests of our stockholders. For fiscal 2010, the principal components for our executive officers were cash base salary with variable cash and equity incentives. Please read the “Compensation Discussion and Analysis” beginning on page 26 for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our Named Executive Officers and how our executive compensation programs reflect our philosophy and are linked to the Company’s performance.

We are asking our stockholders to indicate their support for the compensation arrangements with our Named Executive Officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the stockholders approve the compensation paid to the Company’s Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.”

Required Vote

The affirmative vote of a majority of the votes cast for or against on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy is required to approve the advisory vote on executive compensation. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

This “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION ABOVE, RELATING TO THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 4

FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides for our stockholders to take an advisory (non-binding) vote to indicate how frequently we should seek future, further advisory votes on the compensation of our Named Executive Officers. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer that our future advisory voting on our compensation of Named Executive Officers occur once every one, two, or three years.

After careful consideration of this Proposal, our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for SciClone, and therefore our Board recommends that you vote for a three year interval for future advisory voting on executive compensation.

In formulating its recommendation, our Board considered that given the nature of our compensation programs, a triennial vote would be most appropriate for our stockholders to provide us with their input on our compensation philosophy, policies and practices. We believe that a triennial vote would allow us to conduct meaningful reviews of our compensation practices in response to our stockholders’ advisory vote on executive compensation. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this Proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years or abstain from voting when you vote in response to this proposal.

Required Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or SciClone in any way, our Board may decide that it is in the best interests of our stockholders and SciClone to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE ASKED IN THE FUTURE TO PROVIDE AN ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DISCLOSED PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Ernst & Young LLP has served as our independent registered public accounting firm since 1991 and will be appointed by the Board to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2011. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of our independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2010 and December 31, 2009 by our principal accounting firm, Ernst & Young LLP:

	2010	2009
Audit Fees	$995,000	$670,000
Audit-Related Fees	5,000	—
Tax Fees	98,000	—
All Other Fees	73,000	—

Total	$1,171,000	$670,000

Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. During 2010, audit-related fees were for due diligence in connection with an acquisition; tax fees were for tax advice; all other fees were for support to respond to SEC requests or were related to the provision of access to a web-based accounting tool. The Audit Committee approved the engagement of Ernst & Young LLP to provide these services. Ernst & Young LLP did not perform audit-related, tax or other services for us in 2009.

The Audit Committee’s charter requires the Audit Committee to approve in advance the engagement of the independent registered public accounting firm and the fees and other terms of any such engagement for all audit services and non-audit services. Pre-approval is provided for in the Audit Committee’s charter if the Committee establishes policies and procedures therefor and (i) any pre-approval is detailed as to the particular service or category of services and (ii) the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with such pre-approval. During fiscal years 2009 and 2010, no fees were approved by the Audit Committee pursuant to the de minimis exception established by the SEC.

Required Vote

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors, however, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee or the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The selection of Ernst & Young LLP as independent registered public accounting firm will be deemed to have been ratified by the stockholders upon the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting, as well as the presence of a quorum representing a majority of the shares of Common Stock of SciClone entitled to vote at the Annual Meeting, present in person or represented by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS SCICLONE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Officers

The following table sets forth the name, age and title for each of our executive officers:

Name	Age	Title
Friedhelm Blobel, Ph.D.	62	President and Chief Executive Officer, Director
Gary S. Titus	51	Chief Financial Officer and Senior Vice President, Finance
Mark Lotter	47	Chief Executive Officer, SciClone Pharmaceuticals China Operations; Director
Israel Rios, M.D.	64	Chief Medical Officer and Senior Vice President, Medical Affairs

Friedhelm Blobel, Ph.D. is one of our directors as well as our President and Chief Executive Officer, and, as such, his biographical information is included above under “Election of Directors.”

Gary S. Titus has served as our Chief Financial Officer and Senior Vice President, Finance since December 2008. Prior to joining SciClone, Mr. Titus served as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, Incorporated, which was acquired by Bristol-Myers Squibb Company in June 2008, from September 2006 until September 2008. From 2003 to 2006, Mr. Titus was with Nuvelo, Inc. and served as Chief Financial Officer and Vice President from October 2005 to September 2006. Mr. Titus has also held positions at life sciences companies including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and LifeScan, Inc., a division of Johnson & Johnson. Mr. Titus holds a Bachelors of Science degree in Accounting from the University of South Florida and a Bachelor of Science degree in Finance from University of Florida and is a Certified Public Accountant. He also completed the Global BioExecutive Program at UC Berkeley’s Haas School of Business, Stanford Law School Director’s College, and is a member of several professional organizations.

Mark Lotter is one of our directors as well as our Chief Executive Officer for the Company’s China Operations and, as such, his biographical information is included above, under “Election of Directors.”

Israel Rios, M.D. has served as our Senior Vice President, Medical Affairs and Chief Medical Officer since October 2005. From 2003 to 2005 he served as Vice President of Clinical Affairs for Dendreon Corporation, a biotechnology company. From 1993 to 2002, Dr. Rios was at Berlex Laboratories (the U.S. affiliate of Schering AG of Germany) most recently as Vice President of Oncology Development. From 1984 to 1993, Dr. Rios was Director of Anti-Infective Clinical Research at Marion Merrell Dow, Inc. where he directed the clinical development and helped manage the New Drug Application submissions of several anti-infective products. From 1978 to 1984, Dr. Rios held several positions at Bristol-Myers Company, most recently as Director of Clinical Research. Dr. Rios earned his M.D. degree at the Central University of Venezuela. He completed his internship and residency in internal medicine at Mount Sinai Hospital in Hartford, Connecticut, and his fellowship in infectious diseases at Hartford Hospital in Hartford, Connecticut.

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors administers our executive compensation and benefit programs. The Compensation Committee is comprised of exclusively independent directors and oversees all compensation and benefit programs and actions that affect our executive officers, except that our Board of Directors reviews the recommendations of the Compensation Committee and approves the compensation of the Chief Executive Officer.

Compensation Philosophy

We are committed to developing and commercializing innovative products to treat life-threatening diseases. We are engaged in a competitive industry, and to accomplish this objective, we design our compensation programs to attract, motivate and retain qualified executives dedicated to working towards our short and long-

term corporate goals. People are one of our key assets, and we seek to hire employees and executives who share our corporate vision and values and have the skills and motivation to execute on our corporate strategy. In our dynamic work environment, we foster the following corporate values:

•	Leadership;

•	Innovation and creativity;

•	Diversity;

•	Teamwork;

•	Accountability; and

•	High ethical standards.

Our compensation structure is particularly focused upon rewarding our executives for achieving our publicly stated corporate objectives, and for strong and dedicated performance to the interests of our stockholders.

Our total compensation package seeks to align an executive’s performance with our stockholders’ interests, measured over the short and the long-term. Accordingly, the Compensation Committee aims to balance a fixed cash base salary with variable cash and equity incentives to motivate each executive to reach his individual objectives as well as our overall corporate objectives.

Objectives of Our Compensation Program

The primary objective of our compensation programs for our executive officers is to attract and retain qualified executives and employees of outstanding ability and potential and to motivate them to achieve their individual objectives as well as our overall corporate goals, with a focus on creating value for our stockholders. In addition to the primary objectives of attracting and retaining qualified executives, the other objectives of our compensation program include the following:

•	Motivate executives and employees to work towards completing our overall corporate goals and milestones and their individual employee objectives over the short and long-term;

•	Align our executives’ and employees’ performance with our stockholders’ interests; and

•	Compete effectively with the compensation programs of comparable companies to allow us to compete with our peers for valuable human resources.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance measured over a short and long-term basis. We seek to align our executives’ performance with the interests of our stockholders. Base salaries, annual cash incentives and the vesting of our options and retirement plans encourage executive retention and provide a balance between short and long-term elements of compensation.

We generally set corporate objectives at the beginning of the fiscal year, against which the performance of our executives is evaluated for determining adjustments in compensation for the subsequent fiscal year. Our corporate objectives typically include the progress of sales growth in China, advancement of clinical and regulatory programs, successful commercialization activities, management of costs and expenses and attainment of necessary capital resources.

For 2010, our corporate goals included goals regarding the following:

•	Increase overall sales for SciClone;

•	An increase in profits per share;

•	An increase in our year-end cash balance;

•	Achieve certain clinical development targets;

•	Business development goals; and

•	Increase institutional ownership of our common stock.

Compensation Process, Role of Management, Independent Compensation Consultants, Peer Group Selection and Benchmarking

Compensation Process, Role of Management

As mentioned above in “Corporate Governance—Board Meetings and Committees—Compensation Committee,” the Compensation Committee is responsible for determining and approving all compensation for our executive officers. Pursuant to its charter, the Compensation Committee recommends to the full Board the salary, bonus, option grants and other aspects of the compensation of our President and Chief Executive Officer, approves the salary and bonus levels for other executive officers, approves stock option grants to other executive officers and approves all employment, severance and change-in-control agreements applicable to other executive officers. Our Chief Executive Officer assists the Compensation Committee in its deliberations with respect to the compensation payable to our other executive officers, and typically recommends specific compensation packages for our executive officers based upon his assessment and evaluation of their performance for the prior year.

Following the end of each fiscal year, our Chief Executive Officer evaluates executive officer performance for the prior fiscal year, other than his own performance, and discusses the results of such evaluations with the Compensation Committee. The Chief Executive Officer assesses each executive officer’s performance for the prior fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and the contributions made by the executive officer to our overall results. The Chief Executive Officer then makes specific recommendations to the Compensation Committee for adjustments of base salary, target bonus, and equity awards, if appropriate, as part of the compensation packages for each executive officer, other than himself, for the next fiscal year.

The Compensation Committee reviews the performance of the Chief Executive Officer and determines all compensation for the Chief Executive Officer, subject to the final approval of the full Board. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for 2010.

Independent Compensation Consultants, Peer Group Selection and Benchmarking

The Compensation Committee has retained Setren, Smallberg & Associates, Inc. (“Setren”), an independent compensation consultant to conduct an assessment of our executive officer compensation and advise the Committee regarding optimal allocation of the different elements of executive officer compensation among base salary, bonuses and equity and to recommend target amounts for each element of compensation. The Compensation Committee’s policy is to conduct an in-depth assessment of our executive compensation structure including comparative compensation at comparable companies, using detailed data and recommendations provided by Setren, every other year, and in alternate years to conduct a review using a more limited set of data and recommendations provided by Setren in the intervening year.

The Compensation Committee policy is to target the amount of each element of compensation at approximately the 50th percentile of the survey data it reviews, and confirms the applicability of this level by reference to the results of the review of compensation information. The Compensation Committee has awarded a number of options which may exceed the numbers for 50th percentile of the survey data, although the value of those options may be below the 50th percentile.

The Compensation Committee with the assistance of Setren carried out an in-depth assessment of executive compensation, including the Company’s overall executive compensation structure, in 2010. For 2010, the Committee requested that Setren provide a written report with a summary updating Setren’s report from 2009. In providing advice to the Compensation Committee Setren provided information based on the Radford Global Life Sciences Survey from Radford Surveys and Consulting, a division of Aon Corporation and an independent compensation consulting firm (“Radford”), which includes the average, median and range amounts of base salary, annual cash incentives and long-term equity incentives from comparable pharmaceutical, biotechnology and medical device companies. Of the 500 companies included in this Radford survey, Setren used the subset of data from 42 Northern California companies (“Radford Group”) to compare the compensation of our executive officers and employees, as Setren believes this comparable group best represents the companies with which we compete for executive and professional talent.

In addition, Setren supplemented the Radford data with its own survey of publicly available information filed by a group of the following peer companies (“Setren Peer Data”) we suggested.

Alexza Pharmaceuticals	Genvec, Inc.	Spectrum Pharmaceuticals, Inc.
Allos Therapeutics	Idenix Pharmaceuticals	Vical, Inc.
Anadys Pharmaceuticals	Immunomedics, Inc.
Antigenics, Inc	Inhibitex, Inc.
Ariad Pharmaceuticals, Inc.	Jazz Pharmaceuticals
Avi Biopharma Inc.	NeoStem, Inc.
Cell Therapeutics, Inc	Oxigene, Inc.
Cytokinetics, Inc.	Peregrine Pharmaceuticals, Inc.
Depomed	Pharmasset, Inc.
Exelixis Pharmaceuticals, Inc.	Rigel

Setren compared the current compensation (base salary, annual cash incentives and long term equity incentives) of each of our executive officers and other management level employees to the median and 75th percentile of each of the Radford Group. Setren used summary Radford data with respect to base salary and annual cash incentives. However, with respect to long-term equity incentives, Setren relied upon studies that Setren had previously conducted for biotechnology firms with characteristics similar to SciClone.

For 2010, the Compensation Committee reviewed its objectives and affirmed that it would initially target the amount of salary and the amount of target bonus percentages at approximately the 50th percentile of the survey data, with the number of options granted generally set between the 50th and 75th percentile. The compensation levels for individual executive officers is varied above or below this 50th percentile target based on length of experience, individual performance, contribution to corporate performance and extent to which the actual job function relates to the comparative group.

By basing our compensation on the compensation data from comparable companies and offering increased compensation for individual and corporate performance, we aim to attract and retain talent and provide incentives to reach the corporate and individual performance objectives.

Annual Compensation Review for Fiscal 2010

The Compensation Committee’s annual review of executive compensation generally occurs during the first quarter of the following fiscal year. In February 2011, after reviewing Setren’s written report and the recommendations of our Chief Executive Officer, the Compensation Committee reviewed the amount of each element of compensation for our executive officers and reached preliminary conclusions about each element of compensation. However, at the time of this review, a special committee of our Board (the “Special Committee”) was in the process of conducting an investigation. The Special Committee was formed to oversee our response to formal investigations by the SEC and the Department of Justice (“DOJ”). The Special Committee had determined to undertake an independent investigation as to matters reflected in and arising from the SEC and DOJ investigations including, but not limited to, certain sales and marketing matters in China, in order to evaluate whether any violation of the Foreign Corrupt Practices Act or other laws had occurred. The Compensation Committee determined that decisions about executive compensation should be made only after the

Special Committee had concluded its investigation and reported to the Board of Directors. The Compensation Committee believed that the results of the investigation could affect its evaluation and conclusions regarding managements performance and compensation.

In early May 2011 the Special Committee reported its findings to our Board and subsequently, (i) our Compensation Committee reviewed and finalized its compensation decisions and recommendations regarding Dr. Blobel’s compensation, and (ii) our Board considered the recommendations of the Compensation Committee and approved Dr. Blobel’s compensation.

Elements of Our Compensation Program and How Each Element is Chosen

The key elements of our compensation program for executives and employees consist of base salary, annual cash incentives and long-term equity incentives. Our compensation package also includes a comprehensive benefits package of healthcare, disability and insurance coverage as well as an employee-funded, employer-matched retirement plan. Our equity and retirement plans have vesting schedules to encourage employee retention and a long-term commitment towards advancing our corporate objectives. The elements of our compensation programs are varied to achieve the following balances:

•	Fixed and variable compensation to reward individual and corporate performance;

•	Cash and equity compensation to align an executive’s performance with our stockholders’ interests; and

•	Short and long-term compensation to encourage retention and reward long-term service.

Elements of SciClone’s Compensation Program

Base Salary

Base salaries for executive officers and other officers are targeted at a competitive market median, being the 50th percentile of the Radford Group and of the Setren Peer Group data, on a position-by-position basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis.

The Compensation Committee reviewed base salaries, including reliance in part upon written information from Setren regarding survey information. The Company determined to increase employee salaries in the U.S. by approximately 4%, and based upon the recommendation of the Chief Executive Officer, the Compensation Committee approved increases to the base salaries of the executive officers by of 3% to 4% for 2010, with Dr. Blobel receiving a 3% increase.

When setting each element of compensation for 2010, the Compensation Committee discussed the Setren report described above, the summary survey data included in the report as it relates to each of our executive officers, and for the executive officers other than himself, the recommendations of our Chief Executive Officer.

Annual Cash Incentives

We provide annual cash incentives in the form of cash bonuses intended to motivate employees to achieve our overall corporate goals and their individual employee objectives. For executive officers, these annual cash incentives are paid pursuant to our executive incentive plan. Incentive bonuses are based on a percentage of cash compensation and account for a significant percentage of each executive officer’s potential compensation, putting a significant percentage of total compensation at risk based on achievement of both corporate and individual objectives. Executive officers may earn up to 50% more than their individual cash incentive target depending upon the Committee’s assessment of performance in relation to their predetermined objectives. Our other employees are also eligible to receive annual cash incentives, which typically account for a smaller percentage of total compensation. At the beginning of each fiscal year, the Compensation Committee reviews each officer’s annual cash incentive targets, determined as a percentage of base salary and determines whether to adjust such targets. The percentages for the cash incentive plan for 2010 for our current President and Chief Executive Officer, Dr. Blobel was 50% of base salary and the percentages for Mr. Schmid, Mr. Titus and Dr. Rios was 35% of base salary.

During the first quarter of each fiscal year the Compensation Committee, in conjunction with the Board, determines our overall corporate objectives and weights the value of each of those objectives. The corporate objectives serve as the individual objectives for Dr. Blobel. The other Named Executive Officer’s goals are proposed by Dr. Blobel and reviewed and approved by the Compensation Committee after the corporate objectives have been determined. Generally, each of the Named Executive Officer goals relate to the achievement of our corporate goals. Financial objectives in both the corporate and individuals goals are determined in a manner consistent with the Company’s annual operating budget. In particular as to any financial goals as to which the Company provides guidance, the related corporate or individual objective is set within the range of our initial guidance first published for that fiscal year. Other financial goals, including goals for our subsidiary, SciClone Pharmaceuticals International Ltd., which are not separately reported, are based on assumptions in the budget that are anticipated to be required to meet the corporate financial objectives.

In order for any bonus to be paid under the plan, there must be at least partial attainment against the goals, but there is no specific percentage of attainment specified under the plan before the Compensation Committee can determine to award a bonus. The actual cash incentive award earned is determined by the Compensation Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. These judgments are subjective, there are no formulas for determining the amount of bonus to be awarded in the case of over or under achievement against a goal. In addition, while the Compensation Committee’s decisions are focused primarily upon the achievement against specific goals, it does consider its overall assessment of corporate performance and individual performance in the process of making final decisions as to bonus awards. In order for any bonus to be paid under the plan, there must be at least partial attainment against the goals, but there is no specific percentage of attainment specified under the plan before the Committee can determine to award a bonus. Cash incentive awards are typically paid in the year following the year for which performance is evaluated.

Our corporate objectives for fiscal year 2010, which were also Dr. Blobel’s objectives, were as follows, weighted as indicated

Corporate Objective	Weight
• Achieve revenues in excess of $83.5 million	10%
• Achieve earnings before interest and taxes in excess of $14.4 million	10%
• Achieve a year end target for the combination of cash balance and available credit lines above $25 million	5%
• Complete a transaction in China to expand the Company’s product lines or capabilities	20%
• Manage regulatory process in China related to product pricing	10%
• Achieve product clinical objectives for SCV-07 in Oral Mucositis	10%
• Achieve product clinical objectives for SCV-07 in Hepatitis C	5%
• Achieve regulatory approval of DC Bead in China in 2010	10%
• Increase SciClone’s investor relations effectiveness as demonstrated by increasing institutional ownership to 30%	10%
• Analyze the commercial potential for thymalfasin as an enhancer of vaccines and present the opportunity to leading vaccine manufacturers and the U.S. government	10%

Decisions regarding compensation of our other Named Executive Officer’s goals are based on his or her achievement of individual goals developed at the beginning of the year in support of these corporate objectives, as adjusted to reflect changes in key assumptions or external factors impacting the business.

The following is a summary of the key individual goals for 2010 for each of our other Named Executive Officers:

Executive Officer	Summary of Key Individual Goals	Weight
Gary S. Titus	• Achieve earnings per share of between $0.31 and $0.35	25%
	• Achieve a year end target for the combination of cash balance and available credit lines above $25 million	20%
	• Amend loan facility and improve terms	10%
	• Achieve objective for effective management of accounting function	15%
	• Provide financial and accounting support for potential M&A transaction in China to support the Company’s objectives to expand in China	15%
	• Increase SciClone’s investor relations effectiveness as demonstrated by increasing institutional ownership to 30%	15%
Israel Rios, M.D.	• For the SCV-07 clinical program in the oral mucositis (OM) indication, complete specified clinical goals	30%
	• For the SCV-07 clinical program in the HCV indication, achieve specified clinical trial goals by a specified date	30%
	• For SCV-07 in oncology achieve specified pre-clinical goals	20%
	• Provide support regarding potential in-licensing activities	5%
	• Provide support for investor relations activities	5%
	• Attend key scientific meetings to maintain and enhance knowledge of emerging scientific, regulatory and policy matters	10%
Hans Schmid	• Achieve SciClone Pharmaceuticals International Ltd. (SPIL) product sales in excess of at least $83.5 million and SPIL earnings before interest and taxes in excess of $45 million and generate cash in excess of $70 million.	35%
	• Focus on development of “rest of world sales” to achieve greater than $3.6 million in sales and profit of $1.2 million	10%
	• Achieve registration and first commercial sale of DC Bead in China	10%
	• Manage regulatory process in China related to product pricing	10%
	• Initiate regulatory approval process for ZADAXIN oncology label in China	10%
	• Provide support for potential M&A or in-licensing transactions in China and identify acquisition targets in rest of world	25%

The actual cash incentive award earned is determined by the Compensation Committee’s judgment in its discretion of the relative attainment of our overall corporate performance objectives, the relative attainment of individual employee performance objectives, and the individual’s performance in relation to the objectives subject to targeted overall compensation. Cash incentive awards are typically paid in the year following the year for which performance is evaluated. In order for any bonus to be paid under the plan, there must be at least partial attainment against the goals, but there is no specific percentage of attainment specified under the plan before the Committee can determine to award a bonus.

The bonuses payable for fiscal 2010 were initially considered in February 2011, but as disclosed in “Compensation Discussion and Analysis—Annual Compensation Review for Fiscal 2010”, the Compensation Committee did not make final determinations regarding executive compensation, including bonuses, until the Special Committee had concluded its investigation and made its report to the Board of Directors in May 2011. The Compensation Committee determined that actual bonuses payable for fiscal 2010 varied depending on the extent to which actual performance met, exceeded, or fell short of the applicable executive officer’s 2010 individual objectives, as determined by the Compensation Committee, which used in part the recommendations of Dr. Blobel as to the achievements of the other officers. The Compensation Committee made the following determinations with respect to achievement of goals for fiscal 2010.

Corporate and Individual Financial and Investor Relations Goals. The Compensation Committee determined that we substantially exceeded our revenue, profitability and cash balance and other financial objectives. As a result, Mr. Titus received between 90% and 150% credit for those portions of his individual goals.

Clinical Goals. The Compensation Committee determined that we had not achieved our DC Bead or the efficacy portion of our SCV-07 goals for OM. As a result, Dr. Rios was determined to have achieved only 50% of his objectives for SCV-07 for OM and 90% of his objectives for the SCV-07 oncology goals. The Compensation Committee also determined that Dr. Rios overall contribution merited additional consideration and increased its assessment of his overall achievement against his goals from approximately 83% to approximately 87% as a result.

Other Goals. The Compensation Committee reviewed each of the other goals and determined that management had either fully achieved the goals or had made all or substantially all progress against the goal that could be achieved by management. The Compensation Committee awarded Mr. Titus and Dr. Rios credit for 80 to 130% credit for each of the other goals. The Compensation Committee reviewed its initial assessment of achievement against objectives with the Board of Directors.

Based on the assessments of the achievement in 2010 of the corporate performance objectives and the individual objectives described above, the Compensation Committee approved a $160,000 bonus for Mr. Titus (45% of 2010 base salary, compared to his 35% target) based in part upon Mr. Titus exceeding certain of his goals. The Compensation Committee approved a bonus of $100,000 for Dr. Rios (30% of 2010 salary compared to his 35% target).

Mr. Schmid resigned from the Company on May 9, 2011 and did not receive a bonus for services in 2010. In February 2011, the Compensation Committee had tentatively concluded that Dr. Blobel’s achievement against his goals, which are the same as our corporate objectives was 80% and a bonus based upon that level of achievement would have been $184,000. However, the Compensation Committee and our Board retain discretion over the amount of bonuses. In light of the findings of the Special Committee regarding the lack of appropriate controls and failure to implement existing controls, the Board determined that Dr. Blobel would not be paid a cash bonus for service in 2010 and that the amount maximum amount payable under Dr. Blobel’s long-term incentive plan, as described below, for fiscal 2009 to 2011 would be reduced by $150,000.

Long-Term Cash Incentives

In 2009, the Compensation Committee established a Long Term Incentive Plan (“LTIP”) for Dr. Blobel for his service during the fiscal years ending December 31, 2009, 2010 and 2011 with a maximum aggregate target amount at the end of the three year period of $450,000. Any payment under the LTIP at the end of the three year period is subject to the Compensation Committee’s assessment of the achievement of certain performance goals mutually established between the Compensation Committee and Dr. Blobel. The Compensation Committee established the LTIP and set the amount payable under LTIP to recognize the progress that SciClone had made since Dr. Blobel joined as our Chief Executive Officer, the competitive market for salaries for Chief Executive Officers and to provide a further incentive to Dr. Blobel to increase the long term value of SciClone for its stockholders.

The maximum amount payable under the LTIP was reduced to $300,000 in May 2011 as a result of the finding of the Special Committee to reflect that no portion of the LTIP should be paid-out for performance in 2010.

Long-Term Equity Incentives

We provide long-term equity incentives to motivate employees to achieve individual and corporate objectives and align interests of employees with those of stockholders. Our long-term equity incentives for executive officers and employees currently consist of options and other rights to purchase shares of our Common Stock granted under our equity plans. Stock options granted under equity plans generally vest over a four-year period, providing incentive to create value for our stockholders over the long-term since the full benefit of the option cannot be realized unless the employee remains with us and stock price appreciation occurs over a number of years. The Compensation Committee has typically granted options to executive employees upon commencement of employment and has granted additional options following a significant change in job responsibility, scope or title or a particularly noteworthy corporate or individual achievement. For any newly-hired executive officer, any promotion to executive officer or any other grant to executive officers, the Compensation Committee makes its determinations after analyzing comparable compensation data from biotechnology companies, as described above under “Independent Compensation Consultants, Peer Group Selection and Benchmarking.” During 2010, our executive officers were each granted stock options based on the Committee’s evaluation of individual contribution to the performance of the Company in 2009.

In February 2011, the Compensation Committee considered the grant of equity compensation for executive officers, but as discussed in “Compensation Discussion and Analysis—Annual Compensation Review for Fiscal 2010”, the Compensation Committee did not make final determinations regarding the grant of equity compensation for executive officers until the special committee had concluded its investigation and made its report to the Board of Directors in May 2011. In May 2011, Dr. Blobel, Mr. Titus and Dr. Rios each received an option grant for 150,000 shares, 200,000 shares and 40,000 shares, respectively. All of these option grants are subject to SciClone’s standard vesting schedule for time-based vesting. In addition, Dr. Rios received an option grant for 40,000 shares which vests in full based on the achievement of certain performance targets on or prior to December 31, 2013. If such performance targets are not met on or prior to such date, the option grant will not vest and terminate at such time.

The Board’s policy is that the grant date of stock options granted at a meeting of the Compensation Committee or the Board of Directors held between the end of any fiscal quarter and the public announcement of the financial results of such quarter, be a pre-determined number of days after such public announcement of financial results. The Board’s grants of options in 2010 and 2011 complied with this policy.

At present, we do not have any equity or security ownership requirements for our executive officers.

Change in Control and Termination Benefits

We have, from time to time, entered into offer letters or employment agreements that contain certain benefits payable upon termination in certain situations. All such benefits extended to our executive officers are approved by the Compensation Committee in order to be competitive in our hiring and retention of executive officers, in comparison with other biotechnology companies of similar size with which we compete for talent. All such agreements with the Named Executive Officers are described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

We have entered into Change in Control Agreements with our Executive Officers with the goal of retaining such executive officers during the pendency of a proposed change of control transaction, and in order to align the interests of the executive officers with our stockholders in the event of a change in control. We believe that a proposed or actual change in control transaction can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without the benefits under the Change in Control Agreements, executive officers may be tempted to leave our employment prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the executive officers’ interests with those of our stockholders in change in control transactions. A description of the terms and conditions of such Change in Control Agreements is set forth in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Tax Considerations

In its deliberations regarding compensation for 2010, the Compensation Committee considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1,000,000 in any taxable year for the Chief Executive Officer and four other most highly compensated executive officers, unless such compensation meets the requirements for the performance-based exception to the general rule. Income resulting from options granted under the 1995 Equity Incentive Plan and 2005 Equity Incentive Plan should qualify as an exception. The Compensation Committee does not believe that other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying this compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Compensation Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2010 and this proxy statement. The material in this report shall not be deemed to be “soliciting material” or “filed” with the SEC, will be deemed “furnished” in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2010, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as a result of furnishing the disclosure in this manner.

Respectfully submitted by the Compensation Committee,

Richard J. Hawkins, Trevor M. Jones and Dean S. Woodman

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2010, 2009 and 2008 by our Chief Executive Officer, any individual who served as our Chief Financial Officer or principal financial officer or a similar position and our other most highly-compensated executive officers.

2010 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Friedhelm Blobel, Ph.D.	2010	462,000	—	549,205	—	14,564	1,025,769
President and Chief Executive Officer (Principal Executive Officer)	2009	442,000	—	369,117	176,800	14,564	1,002,481
	2008	442,000	—	485,288	439,470	13,814	1,380,572

Gary S. Titus(5)	2010	353,600	—	68,470	160,000	12,242	594,312
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	2009	340,000	—	23,879	120,000	12,242	496,121
	2008	17,925	25,000	421	—	44	43,390

Hans P. Schmid	2010	330,800	—	184,564	—	22,452	537,816
President and Managing Director, SciClone Pharmaceuticals International Ltd.	2009	318,000	—	86,982	100,000	13,322	518,304
	2008	318,000	—	110,720	140,000	12,572	581,292

Israel Rios, M.D.	2010	328,900	—	87,559	100,000	14,564	531,023
Senior Vice President, Medical Affairs & Chief Medical Officer	2009	316,128	—	89,171	85,000	14,564	504,863
	2008	316,128	—	83,172	100,000	13,814	513,114

(1)	Reflects annual base salary for 2010, 2009 and 2008 respectively, and includes amounts (if any) deferred at the Named Executive Officer’s option under our 401(k) plan.
(2)	The amounts shown are the compensation costs recognized in our financial statements for 2008, 2009 and 2010 related to grants of stock options to each Named Executive Officer in 2008, 2009 and 2010 and prior years, to the extent we recognized compensation cost in 2008, 2009 or 2010 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stock Award Plans” and “Stock-Based Compensation” in Part II, Item 8 of our Annual Report on Form 10-K-for the year ended December 31, 2010. Details regarding dates, amounts and exercise prices of option grants made during 2010 are contained in “Grants of Plan Based Awards” in this proxy statement.

(3)	Reflects incentive cash compensation paid to our executive officers under our executive incentive plan, earned for performance in the year indicated, although such non-equity incentive plan compensation is generally paid in the year following performance. Performance-based bonuses are generally paid under our executive incentive plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under our executive incentive plan. See “Compensation Disclosure and Analysis-Overview”.
(4)	Reflects all other compensation paid in 2010, 2009 and 2008 respectively. “All other compensation” included during:

2010:

•	Dr. Blobel: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $11,000 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums;

•	Mr. Schmid: $11,000 for matching contributions under our 401(k) plan, $2,322 for life insurance premiums, and $9,130 for travel reimbursement for his spouse;

•	Dr. Rios: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

2009:

•	Dr. Blobel: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $11,000 for matching contributions under our 401(k) plan and $1,242 for life insurance premiums;

•	Mr. Schmid: $11,000 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $11,000 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

2008:

•	Dr. Blobel: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums;

•	Mr. Titus: $44 for life insurance premiums;

•	Mr. Schmid: $10,250 for matching contributions under our 401(k) plan and $2,322 for life insurance premiums;

•	Dr. Rios: $10,250 for matching contributions under our 401(k) plan and $3,564 for life insurance premiums; and

(5)	For 2008, Mr. Titus’ bonus amount of $25,000 reflects a sign-on bonus payment for joining SciClone.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards and other plan-based awards, including non-equity incentive awards, granted during the fiscal year ended December 31, 2010 to our Named Executive Officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)
Friedhelm Blobel, Ph.D.
Bonus Plan	2/24/2010	—	231,000	346,500
Long Term Incentive Plan	4/7/2009	—	450,000	450,000
Option Award	3/5/2010				300,000	3.55	648,750

Gary S. Titus
Bonus Plan	2/24/2010	—	123,760	185,640
Option Award	3/5/2010				100,000	3.55	216,250

Hans P. Schmid
Bonus Plan	2/24/2010	—	115,780	173,670
Option Award	3/5/2010				80,000	3.55	173,000

Israel Rios, M.D.
Bonus Plan	2/24/2010	—	115,115	172,673
Option Award	3/5/2010				80,000	3.55	173,000

(1)	We award bonuses pursuant to an annual executive incentive plan, which provides for the award of annual cash bonuses based upon achievement of objectives established by the Compensation Committee at the beginning of each fiscal year. See “Compensation Discussion and Analysis—Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid as of the date of this filing to each Named Executive Officer for the fiscal years ended December 31, 2008, 2009 and 2010 is set forth in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

Under our executive incentive plan, cash bonuses are paid to executive officers based upon achievement of corporate and individual objectives. The performance of executive officers is measured against achievement of these objectives after the fiscal year ends. Achievement of target for each measure represents performance entitling the executive officer to payment of the full target bonus established as a percentage of such officer’s base salary for the fiscal year; performance that is evaluated as being less than or greater than target results in a increase or decrease, as applicable, in amount of bonus payable to such officer. The maximum total bonus payable to each executive officer shall not exceed 150% of such target amount. There is no minimum performance required before bonuses are payable; accordingly there are no thresholds under the plan. On April 7, 2009, the Compensation Committee approved a LTIP for Dr. Blobel for the fiscal years ending December 31, 2009, 2010 and 2011 with a maximum aggregate target amount at the end of the three year period of $450,000, which was reduced to $300,000 in May 2011. Any payment under the LTIP at the end of the three year period is subject to the Compensation Committee’s assessment of the achievement of certain performance goals mutually established between the Compensation Committee and Dr. Blobel.

(2)

Amounts shown represent options issued under our 2005 Equity Incentive Plan. Contingent upon the executive’s continued employment, one-quarter of the options vest twelve months following the grant date and the balance vest monthly over the following three years. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years. The options granted to all of our Named Executive Officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our Named Executive Officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

(3)	The dollar value of the options shown, represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “The Company and Summary of Significant Accounting Policies—Stock-Based Compensation” and Note 13 “Stockholders’ Equity—Stock Award Plans and Stock-Based Compensation” included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2010. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our Named Executive Officers as of December 31, 2010:

Outstanding Equity Awards at December 31, 2010

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable	Unexercisable(1)
Friedhelm Blobel, Ph.D.(2)	497,222	402,778	2.49	6/02/2016
	48,611	201,389	1.81	3/18/2018
	131,250	168,750	1.08	3/6/2019
	—	300,000	3.55	3/5/2020

Hans P. Schmid(3)	100,000	—	4.70	5/21/2011
	30,000	—	4.25	4/8/2012
	40,000	—	5.83	4/4/2013
	18,000	—	5.65	3/19/2014
	27,000	—	5.00	6/1/2014
	10,000	—	3.77	9/15/2014
	65,000	—	3.40	2/4/2015
	60,000	—	2.34	2/23/2016
	65,625	4,375	2.69	3/20/2017
	35,000	25,000	1.81	3/18/2018
	144,688	70,312	1.08	3/6/2019
	—	80,000	3.55	3/5/2020

Gary S. Titus(3)	87,500	37,500	0.95	12/16/2018
	—	100,000	3.55	3/5/2020

Israel Rios, M.D.(3)	50,000	—	4.80	10/10/2015
	45,000	—	2.34	2/23/2016
	32,813	2,187	2.69	3/20/2017
	68,750	31,250	1.81	3/18/2018
	28,438	101,562	1.08	3/6/2019
	—	80,000	3.55	3/5/2020

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter. Vesting may accelerate under certain circumstances for certain options, as described in “Potential Payments upon Termination or Change-in-Control” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(2)	Dr. Blobel was granted options subject to our standard vesting in addition to awards with time based vesting which varies from our standard vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.
(3)	Mr. Schmid, Mr. Titus and Dr. Rios were granted options subject to our standard vesting in addition to awards with performance based vesting as described in “Elements of Our Compensation Program and How Each Element is Chosen—Long-Term Equity Incentives” elsewhere in this “Executive Compensation and Other Matters” section of this proxy statement.

Option Exercises and Stock Vested During Last Fiscal Year

Mr. Schmid exercised 55,000 options during 2010. No other options were exercised by our Named Executive Officers during 2010, and no shares of restricted stock granted to our Named Executive Officers vested during 2010.

The following is a summary of options exercised and stock vested during the fiscal year ended December 31, 2010 for each Named Executive Officer.

Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
(a)	(b)	(c)	(d)	(e)
Friedhelm Blobel, Ph.D.	—	—	—	—
Hans P. Schmid(1)	55,000	137,239	—	—
Gary S. Titus	—	—	—	—
Israel Rios, M.D.	—	—	—	—

(1)	Mr. Schmid paid consideration of $74,000 and $50,339 to the Company representing the exercise price and tax withholdings, respectively, related to the exercises.

Pension Benefits and Nonqualified Deferred Compensation Plans

We do not have any plans with any of the Named Executive Officers that provide for payments or other benefits at, following, or in connection with retirement. We do not have any defined contribution or other plan with any of the Named Executive Officers that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments upon Termination or Change-in-Control

We have entered into the following agreements that will require us to provide compensation to the respective Named Executive Officers in the event of a termination of employment or a change in control of SciClone:

Friedhelm Blobel, Ph.D.

In June 2006, we entered into with Dr. Blobel a Consulting Services Agreement, an Employment Agreement, a Change in Control Agreement (together, the “Blobel Agreements”). Dr. Blobel’s Change of Control Agreement and Employment Agreement were subsequently amended in April 2009. The Blobel Agreements provide in the event of a termination of his employment without “Cause”, as defined in the Change in Control Agreement, Dr. Blobel is entitled to, as severance, base salary for a period of 12 months following the date of termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code, less applicable withholding, and certain health care benefits. In the event Dr. Blobel is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone (a “Change of Control Acceleration Event”), he will be entitled to (i) severance pay equal to one hundred fifty percent (150%) of his annual base salary as in effect at the time of such termination, and if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or if terminated after December 31, 2011 and Dr. Blobel’s LTIP Bonus has not already been paid to him, $450,000, payable within thirty (30) days and subject to compliance with Section 409A of the Tax Code, less applicable withholding, (ii) the immediate 100% vesting of any of his unvested options to purchase SciClone’s common stock so long as such option is subject to time-based vesting based upon Dr. Blobel’s continued service with SciClone and does not contain performance-based vesting whereby vesting is contingent upon the achievement of certain individual or corporate-based performance metrics, and (iii) the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as at the date of such termination to be 12 months after the date of such termination. If Dr. Blobel voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

In May 2010, the Compensation Committee re-examined certain aspects of the Blobel Agreements and determined that, in order to more closely match Dr. Blobel’s arrangements with those of similar officers at comparable companies, certain amendments to the Blobel Agreements were required.

Under the amendments to the Blobel Agreements:

•

In the event of a termination of his employment without “Cause,” Dr. Blobel will be entitled to receive a pro-rata portion through the date of such termination of the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date and either (I) if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or (II) if terminated after December 31, 2011 and Dr. Blobel’s LTIP Bonus has not already been paid to him, $450,000. In May 2011, the amount payable under the LTIP was reduced from $450,000 to $300,000 and the Company anticipates that Dr. Blobel’s agreement will be amended accordingly.

•

In the event of a Change of Control Acceleration Event, Dr. Blobel will be entitled to receive a separation bonus equal to the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.

•

Dr. Blobel held two option grants for an aggregate of 750,000 shares which provided for vesting in the future based upon SciClone’s common stock price attaining certain target prices within specified periods of time. The Board determined to change the vesting provisions of such outstanding but unvested stock options (the “Options”) such that 1/36th of Dr. Blobel’s unvested options shall vest monthly over a three year period, with initial vesting occurring on June 1, 2010. Such Options would also vest in the event of Change of Control Acceleration Event on the same terms as all executive officer options under the Company’s agreements with such officers.

Gary S. Titus

On November 21, 2008, we entered into an offer letter with Gary S. Titus regarding his employment as Chief Financial Officer and Senior Vice President, Finance. Under the offer letter, Mr. Titus will receive an annual base salary of $340,000 and be eligible for an annual cash incentive and other benefits that are generally provided to our executives. The annual cash bonus is targeted at 30% of his base salary and will be earned depending upon performance in relation to predetermined management objectives. Mr. Titus was also provided with a $25,000 sign-on bonus less applicable withholding tax. The offer letter also included an option grant of (i) 75,000 shares of our common stock to vest over a forty-eight month period and (ii) 75,000 shares of our common stock that will vest based on Mr. Titus’ achievement of business objectives. We also entered into a Change of Control agreement with Mr. Titus dated December 8, 2008. The Board of Directors, including all the members of the Compensation Committee approved an amendment to the Change in Control Agreement effective July 9, 2010, under which Mr. Titus is entitled, following a Change of Control Acceleration Event to a severance payment equal to twelve months of his then current base salary, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Mr. Titus, as well as the immediate vesting of all unvested options granted to Mr. Titus.

We entered into an Executive Severance agreement with Mr. Titus effective May 4, 2010 which provides that if Mr. Titus’ employment is terminated without “Cause”, and subject to Mr. Titus’ execution of a general release of claims, Mr. Titus is entitled to a severance payment equal to twelve months of his then current base salary, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Mr. Titus and, if Mr. Titus timely makes an election to continue coverage under our group health plan pursuant to COBRA, payment of Mr. Titus’ COBRA premiums for a maximum period of twelve months, provided Mr. Titus does not become eligible for health coverage through another employer during this period.

Hans P. Schmid

In May 2001, we entered into an offer letter with Mr. Schmid regarding his employment. In February 2006, SciClone Pharmaceuticals International, Ltd. (our wholly owned subsidiary) and Mr. Schmid entered into an amendment to Mr. Schmid’s offer letter. Pursuant to such amendment, in the event of his termination without “Cause” (as defined in the original offer letter) and subject to certain limitations, Mr. Schmid will be entitled to receive a severance equal to 12 months of this then-current base salary. Under the May 2001 offer letter, “Cause” is defined as Mr. Schmid’s termination for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or SciClone records; (ii) improper disclosure of SciClone’s confidential or proprietary information; (iii) any action by him which has a material detrimental effect on SciClone’s reputation or business; (iv) his failure or inability to perform any assigned duties reasonably expected of him after written notice from SciClone to Mr. Schmid of, and a reasonable opportunity to cure, such failure or inability; (v) his conviction (including any plea of guilty or no contest) for any criminal act that impairs his ability to perform his duties for SciClone; or (vi) his death or disability.

In April 2003, we entered into a Change in Control Agreement with Mr. Schmid. The Board of Directors, including all the members of the Compensation Committee approved an amendment to the Change in Control Agreement effective July 9, 2010. In the event Mr. Schmid is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to one hundred percent (100%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Mr. Schmid and the immediate 100% vesting of his unvested options. If Mr. Schmid voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payments or acceleration of vesting of his unvested options.

We entered into an Executive Severance agreement with Mr. Schmid effective June 14, 2010 which provides that if Mr. Schmid’s employment is terminated without “Cause,” and subject to Mr. Schmid’s execution of a general release of claims, Mr. Schmid is entitled to a severance payment equal to twelve months of his then current base salary, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Mr. Schmid and, if Mr. Schmid timely makes an election to continue coverage under our group health plan pursuant to COBRA, payment of Mr. Schmid’s COBRA premiums for a maximum period of twelve months, provided Mr. Schmid does not become eligible for health coverage through another employer during this period.

Mr. Schmid resigned in May 2011.

Mark Lotter

In April 2011 our subsidiaries entered into agreements with Mark Lotter including an Employment Agreement and Change of Control Agreement. Under the terms of his agreements with our subsidiaries, Mr. Lotter will receive total annual base compensation of $360,000, net of taxes, for services to be provided to our subsidiaries. Mr. Lotter is eligible to receive an annual target bonus from SciClone’s subsidiaries, the aggregate amount of which is equal to approximately 40% of his total annual salary, based upon achievement of annual performance targets. Cash compensation payable to Mr. Lotter, including salary, bonuses and cash severance payments described below, will be grossed-up such that Mr. Lotter receives the specified amounts on an after tax basis.

Mr. Lotter was also granted two stock options for an aggregate of 300,000 shares of SciClone’s common stock at an exercise price of $4.63 per share, the closing price of SciClone’s common stock on the NASDAQ stock market on April 20, 2011. Options for 200,000 shares will vest over time with 50% of the shares vesting on April 18, 2013, and the remaining shares vesting monthly over the next twenty four (24) months in substantially equal monthly amounts. Options for up to 100,000 shares will vest if the certain financial performance metrics of SciClone are achieved as reflected in SciClone’s audited financial results for fiscal 2012 or, 2013.

In the event of a termination of his employment without cause, Mr. Lotter is entitled to severance payments in the aggregate equal to approximately 100% of his total annual compensation, a separation bonus of 50% of the average of Mr. Lotter’s actual annual bonus paid for the two most recent fiscal years for which bonuses have been paid prior to his termination date, and continuation of certain health care benefits until the earlier of one year, or Mr. Lotter’s employment by another company. Pursuant to our Change in Control Agreement with Mr. Lotter, if he is involuntarily terminated within one year following a change of control (as defined in such agreement) of SciClone, he will be entitled to severance pay substantially similar to the payment he would receive in a termination without cause. He would also receive, the immediate vesting of any then-unvested portion of any time-based or performance metrics-based options, and the extension of the exercise period for any unexercised portion of all nonstatutory stock options held by him as of the date of such termination to be 12 months after the date of such termination. In addition, for 3 months following such termination, Mr. Lotter will be retained as an independent contractor providing consulting services to SciClone HK for up to 5 hours per week, at a consulting rate of $400.00 per hour, plus expenses. If Mr. Lotter voluntarily resigns or is terminated for cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

Israel Rios, M.D.

In May 2007, we entered into a Change in Control Agreement with Dr. Rios. The Board of Directors, including all the members of the Compensation Committee approved an amendment to the Change in Control Agreement effective July 9, 2010. In the event Dr. Rios is subject to a “Constructive Termination” or termination without “Cause,” within one year following a “Change in Control” of SciClone, he will be entitled to severance pay equal to seventy-five percent (75%) of his annual base salary as in effect at the time of such termination, payable within thirty (30) days, less applicable withholding, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Dr. Rios and the immediate 100% vesting of his unvested options. If Dr. Rios voluntarily resigns or is terminated for Cause, he will not be entitled to any severance payment or acceleration of vesting of his unvested options.

We entered into an Executive Severance agreement with Dr. Rios effective May 4, 2010 which provides that if Dr. Rios’ employment is terminated without “Cause,” and subject to Dr. Rios’ execution of a general release of claims, Dr. Rios is entitled to a severance payment equal to twelve months of his then current base salary, a payment of 50% of the average of the annual performance bonus paid over the prior two fiscal years to Dr. Rios and, if Dr. Rios timely makes an election to continue coverage under our group health plan pursuant to COBRA, payment of Dr. Rios ‘COBRA premiums for a maximum period of twelve months, provided Dr. Rios does not become eligible for health coverage through another employer during this period.

Certain Definitions Used in Change of Control Agreements

For the Change in Control Agreements for Dr. Blobel, Mr. Titus, Mr. Schmid, Mr. Lotter and Dr. Rios:

(1) “Change in Control” is defined as any of the following:

•

a merger or other transaction in which we or substantially all of our assets are sold or merged and as a result of such transaction, the holders of our common stock prior to such transaction do not own or control a majority of the outstanding shares of the successor corporation;

•	the election of nominees constituting a majority of the Board which nominees were not approved by a majority of the Board prior to such election; or

•	the acquisition by a third party of twenty percent (20%) or more of our outstanding shares which acquisition was without the approval of a majority of the Board in office prior to such acquisition.

(2) “Cause” is defined as any of the following:

•	theft, dishonesty, misconduct or falsification of any records;

•	misappropriation or improper disclosure of confidential or proprietary information;

•	any intentional action by Employee which has a material detrimental effect on the reputation or business of the Company Group;

•	failure or inability to perform any reasonable assigned duties after written notice and a reasonable opportunity to cure, such failure or inability;

•	any material breach of any employment agreement, which breach is not cured pursuant to the terms of such agreement; or

•	the conviction of any criminal act which impairs their ability to perform their duties

(3) “Constructive Termination” is defined as any of the following:

•

the assignment of any title or duties, or any limitation of responsibilities, that are substantially inconsistent with either of their title(s), duties, or responsibilities immediately prior to the date of the Change in Control (including, but not limited to, failure to report to the Chief Executive Officer and/or failure to be a member of the executive staff);

•

without their express written consent, the relocation of the principal place of employment, following the Change in Control, to a location that is more than fifty (50) miles from their principal place of employment immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the Change in Control;

•

any failure, following the Change in Control, to pay, or any material reduction of, (1) their base salary in effect immediately prior to the date of the Change in Control, or (2) bonus compensation, if any, in effect immediately prior to the date of the Change in Control, unless base salary and/or bonus reductions comparable in amount and duration are concurrently made for a majority of our other employees who have substantially similar titles and responsibilities; and

•

any failure, following the Change in Control, to (1) continue to provide the opportunity to participate in any benefit or compensation plans and programs, including, but not limited to, our Group life,

disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which they were participating immediately prior to the date of the Change in Control, or in substantially similar plans or programs, or (2) provide them with all other fringe benefits (or substantially similar benefits), including, but not limited to, relocation benefits which they were receiving immediately prior to the date of the Change in Control.

Using each Named Executive Officer’s current base salary, the maximum total payments to each Named Executive Officer under the termination circumstances described above, as of December 31, 2010 would be as set forth in the following tables.

Potential Payments upon Termination or Change in Control

Name	Involuntary Termination Other Than for Cause(1)		Termination Following Change in Control(2)
Friedhelm Blobel, Ph.D.
Salary(3)	$850,400	(4)	$1,081,400	(5)
Stock award vesting acceleration(6) (7)	—		$1,870,112
Post-termination consulting fees	—		$24,000	(8)
Health and welfare benefits(9)	$15,202		$15,202
Total	$865,602		$2,990,714
Hans P. Schmid
Salary(3)	$355,800	(10)	$355,800	(10)
Stock award vesting acceleration(6)(11)	—		$334,136
Post-termination consulting fees	$65,000	(12)	$104,000	(13)
Health and welfare benefits(14)	$29,667		$29,667
Total	$450,467		$823,603
Gary S. Titus
Salary(3)	$423,600	(10)	$423,600	(10)
Stock award vesting acceleration(6)(11)	—		$184,125
Post-termination consulting fees	$65,000	(12)	$104,000	(13)
Health and welfare benefits(14)	$27,618		$27,618
Total	$516,218		$739,343
Israel Rios, M.D.
Salary(3)	$375,150	(10)	$292,925	(15)
Stock award vesting acceleration(6)(11)	—		$442,563
Post-termination consulting fees	$65,000	(12)	$104,000	(13)
Health and welfare benefits(14)	$36,795		$36,795
Total	$476,945		$876,283

(1)	Assumes termination without cause as of December 31, 2010 (the last business day of the last fiscal year), not within one year after a change in control. For purposes of Dr. Blobel, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims in a form satisfactory to us.
(2)	Assumes termination without cause as of December 31, 2010, within one year after a change in control. For purposes of the foregoing sentence, “cause” includes constructive termination. As a condition to receiving any benefits referenced under this column, the applicable Named Executive Officer is required to execute a general release of known and unknown claims and a resignation from all of the Named Executive Officer’s positions with us, including from the Board of Directors and any committees thereof on which the Named Executive Officer serves, if any, in a form satisfactory to us.
(3)	The amounts listed do not include the payment of accrued salary and vacation that would be due upon termination of employment, and are not adjusted for any applicable tax withholding.

(4)	Assumes severance equal to one year of Dr. Blobel’s base salary ($462,000 per year as of December 31, 2010) and either (I) if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or (II) if terminated after December 31, 2011 and the long-term bonus has not already been paid to him, $450,000. In May 2011, the amount payable under the LTIP was reduced from $450,000 to $300,000 and the Company anticipates that Dr. Blobel’s agreement will be amended accordingly. In addition, Dr. Blobel will be entitled to receive a pro-rata portion through the date of such termination without cause of the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(5)	Under his Change of Control Agreement, Dr. Blobel will be entitled to receive severance pay in an amount equal to the sum of (A) 150% of his annual base salary as in effect at the time of such termination, and (B) either (I) if terminated prior to December 31, 2011, the product of $12,500 multiplied by the number of full calendar months worked since January 1, 2009, or (II) if terminated after December 31, 2011 and the long-term bonus has not already been paid to him, $450,000. In May 2011, the amount payable under the LTIP was reduced from $450,000 to $300,000 and the Company anticipates that Dr. Blobel’s agreement will be amended accordingly. In addition, Dr. Blobel will be entitled to receive a separation bonus equal to the average of Dr. Blobel’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(6)	Assumes a price per share of our common stock equal to $4.18, the closing market price on December 31, 2010. In the case of stock options, represents the aggregate spread (i.e. the difference between the exercise price and the closing price of our common stock on December 31, 2010) with respect to all options that would be accelerated (or were actually accelerated, if applicable); in the case of shares of common stock, represents the aggregate value of all shares that would be accelerated (or were actually accelerated, if applicable).
(7)	Assumes acceleration of vesting of all unvested options to purchase shares of stock of the Company held by Dr. Blobel which are subject to time-based vesting based upon Dr. Blobel’s length of continued service with the Company. In addition, in the event of a termination without cause within one year after a change in control, the exercise period for any unexercised nonstatutory stock options then-held by Dr. Blobel would be extended to be 12 months after the date of such termination.
(8)	Under his Change of Control Agreement, Dr. Blobel would be retained by us as an independent contractor to provide consulting services at our request for up to five (5) hours per week for three (3) months after December 31, 2010, pursuant to which we will pay to executive officer a consulting fee of $400.00 per hour, up to a maximum of $2,500.00 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (five hours per week for three months), but no out-of-pocket expenses.
(9)	Under his Employment Agreement and his Change of Control Agreement, if Dr. Blobel is covered under our group health plan as of the date of termination without cause (whether or not within one year after a change of control) and he timely elects to continue his group health benefits pursuant to federal law (COBRA), we will pay the COBRA premiums until the earlier of (A) the one year anniversary of Dr. Blobel’s termination without cause, or (B) the date on which Dr. Blobel commences new employment. If we are paying for health coverage of Dr. Blobel under another plan, we will continue to make payments (not to exceed the amount paid in the prior calendar year) for such coverage for the period specified in the prior sentence. Assumes our payment of all premiums necessary to cover Dr. Blobel from January 1, 2011 to December 31, 2011, assuming that Dr. Blobel was covered under the same plan as of December 31, 2010, and that if he were terminated without cause as of such date, he timely elected to continue such benefits until December 31, 2011, calculated assuming that such premiums remain at the amounts in effect as of January 1, 2011.
(10)	Assumes severance equal to 12 months of such employee’s base salary and a separation bonus equal to the gross amount of fifty percent of the average of such employee’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.
(11)	Assumes acceleration of vesting of all options held by the executive officer as of December 31, 2010 but unvested as of such date, as described in the executive officer’s Change in Control Agreement.

(12)	Under his Executive Severance Agreement, the executive officer would be retained by SciClone as an independent contractor to provide consulting services to us at our request for up to ten (10) hours per week for twelve (12) months after December 31, 2010, pursuant to which we will pay to executive officer a consulting fee of $1,000 per day on a full eight hour day basis pro-rated for the number of hours of service, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (ten (10 hours per week for twelve months), but no out-of-pocket expenses.
(13)	Under his Change of Control Agreement, the executive officer would be retained by SciClone as an independent contractor to provide consulting services to us at our request for up to eight (8) hours per week for twenty-four (24) months after December 31, 2010, pursuant to which we will pay to executive officer a consulting fee of $1,000 per day, plus reasonable out-of-pocket expenses (for example, travel and lodging). Assumes the maximum amount payable under this arrangement (one eight-hour day per week for twenty-four months), but no out-of-pocket expenses.
(14)	Under such named employee’s Executive Severance Agreement and Change of Control Agreement, we will reimburse the Employee for any COBRA premiums paid by the Employee for continued group health insurance coverage. Such health insurance coverage or reimbursement of COBRA payments shall continue until the earlier of (1) twelve (12) months after the date of the Employee’s Involuntary Termination or (2) the date on which the Employee commences New Employment. Assumes our payment of all premiums necessary to cover the executive officer from January 1, 2011 until December 31, 2011, assuming that the executive officer timely elected COBRA coverage upon a termination without cause as of December 31, 2010, calculated assuming that such premiums remain at the amounts in effect as of January 1, 2011.
(15)	Assumes severance equals to 75% of such employee’s base salary and a separation bonus equal to the gross amount of fifty percent of the average of such employee’s annual performance bonus paid for the two most recent fiscal years for which bonuses have been paid prior to the termination date.

Transactions with Related Persons

During fiscal year 2010, there were no transactions in excess of $120,000 between SciClone and a related person in which the related person had a direct or indirect material interest, except as follows.

Sigma-Tau Finanziaria, S.p.A.

Our European marketing and development partner, Sigma-Tau, beneficially owned approximately 17.45% of our stock as of April 22, 2011. Further information on our commercial relationship with Sigma-Tau is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

NovaMed Transaction and Interests of Mr. Barrett and Mr. Lotter

Subsequent to the fiscal year end, on April 18, 2011, we entered into an agreement to acquire NovaMed. As part of that Agreement, Mark Lotter, our Chief Executive Officer of the Company’s China Operations and a member of the Board of Directors, and Peter Barrett, a member of our Board of Directors were elected to the Board. Mr. Lotter, through Spearing Limited, owned approximately 21.2% of the outstanding shares (as converted to common shares at the closing of the transaction) of NovaMed and Mr. Barrett as a partner in Atlas Venture beneficially owned 23.7% of the outstanding shares (as converted to common shares at the closing of the transaction) of NovaMed. As a result, they received either personally or beneficially that percentage interest in the cash and SciClone Common Stock issued in the transaction and have the same percentage interest in the contingent right to receive additional cash consideration as part of the earn-out, all of which consideration is described below. Further, they have a similar interest in the escrow established as part of the acquisition for certain indemnification claims that may be made by SciClone, as described below.

We acquired NovaMed pursuant to the terms of a Share Purchase Agreement (the “Agreement”) dated April 18 2011 between SciClone, NovaMed, the shareholders of NovaMed and SciClone Pharmaceuticals Hong Kong Limited, a wholly-owned subsidiary of SciClone. Under the terms of the Agreement, the purchase price is comprised of up-front payments of $24.7 million in cash and 8,298,110 shares of SciClone common stock valued at approximately $37.1 million (based upon the closing price of $4.47 on the NASDAQ stock market on April 18, 2011) and a contingent right to receive additional cash consideration of up to $43.0 million (the “earn out”), based upon achievement of revenue and earnings targets for the 2011 and 2012 fiscal years.

The Agreement provides that two nominees of NovaMed’s shareholders will be appointed to SciClone’s Board of Directors. SciClone has certain obligations, subject to our Board’s exercise of its fiduciary duties, to cause their initial election and to maintain their (or their replacements) membership on SciClone’s Board through the date of determination of the amount of the earn-out payment, including obligations regarding the nomination of Mr. Lotter and Mr. Barrett for election by the stockholders at this year’s Annual Meeting and at the next annual meeting, and obligations of the Board to appoint them to the Board if for any reason the stockholders do not elect them to the Board.

Under the Agreement the earn-out is based upon certain financial performance metrics, including a revenue-based formula and an adjusted EBITDA (earnings before interest, depreciation and taxes) based formula. The earn-out is intended to provide additional consideration to the NovaMed shareholders primarily based upon the financial performance of the Company’s business in China. Therefore the earn-out targets will not be based on any line item in SciClone’s consolidated financial results.

The earn-out provisions provide that: (i) if cumulative revenue in China for legacy NovaMed products for the two fiscal years ending December 31, 2012 exceed $94.2 million, a cash payment ranging from $9.2 million to $11.5 million will be paid, with the full amount payable if such revenue is $117.8 million or more; and (ii) if adjusted EBITDA for the two year period ending December 31, 2012 exceeds $91.8 million, a cash payment from $17.2 million to $21.5 million will be paid with the full amount payable if such adjusted EBITDA is $137.8 million or more. Adjusted EBITDA is defined in the Agreement to exclude certain expenses which are not generally related to operating results in China, including SciClone’s U.S. research and development expense, certain share-based compensation, license fees paid by SciClone for new products, certain legal and advisory fees related to the Agreement or to change-in-control transactions, and certain fees and expenses, including legal fees and governmental fines or settlements paid with respect to the pending formal, non-public investigation being conducted by the SEC.

The earn-out provisions are subject to a number of adjustments and acceleration provisions. The total earn-out payments described above may be increased by $10.0 million (a total maximum contingent cash consideration of $43.0 million) or reduced by $10.0 million, depending upon whether the Company is able to achieve targets relating to product distribution agreements. The earn-out payments are due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012. However, the earn-out payments may be accelerated in certain conditions. If there is a change-in-control of the Company (as defined in the Agreement) on or before April 18, 2012, then the earn-out payment would be deemed to be $23.0 million and would become due. If there is a change-in-control of the Company on or after April 18, 2012 and before December 31, 2012, then the earn-out payment would become due and the payment would range between $11.5 million and $23.0 million depending upon achievement against the adjusted EBITDA and revenue targets through the date of the change-in-control.

In addition, if either (i) Mark Lotter is terminated without cause (as defined in the Agreement) prior to December 31, 2012, or (ii) if the Company fails to meet certain obligations to appoint and retain Mark Lotter and Peter Barrett (or their replacements) on the Company’s Board through December 31, 2012, the earn-out payment would be deemed to be $23.0 million and would be due 20 business days after completion of the Company’s audit for the fiscal year ending December 31, 2012. See Item 5.02, which is incorporated into this item by reference, regarding the appointment of Mr. Lotter as an officer, and the election of Mr. Lotter and Mr. Barrett (or their replacements) as directors of SciClone.

If the earn-out obligations are accelerated, the payment of the specified earn-out amount satisfies all of the Company’s obligations under the earn-out and no further payment is due. The earn-out and acceleration provisions are subject to various limitations and conditions specified in the Agreement.

The Agreement contains customary representations and warranties of NovaMed and SciClone. At the closing of the acquisition, 15% of the cash consideration and 15% of the shares of SciClone common stock issued in the transaction were placed in an escrow account to be held until October 18, 2012 to secure the indemnification rights of SciClone and other indemnitees with respect to certain matters, including breaches of representations, warranties of NovaMed included in the Agreement. Up to 50% of the escrow may be released on the first anniversary of the closing. Subject to certain exceptions, SciClone’s recovery of damages for indemnification claims under the Agreement is limited to the amount then held in the escrow account, and if the escrow account has been exhausted, the right to set off such damages against up to 33% of the earn-out payment.

Other Transactions and Policy

Other than (a) transactions with Sigma-Tau, (b) the transaction with NovaMed in which Mr. Lotter and Mr. Barrett have certain rights, and (c) agreements described elsewhere under this “Executive Compensation and Other Matters” section of this proxy statement on Schedule 14A, since January 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which SciClone was or is to be a participant in which the amount involved exceeds $120,000, and in which any director, executive officer or holder of more than 5% of any class of voting securities of SciClone and members of such person’s immediate family had or will have a direct or indirect material interest.

Under the charter of the Audit Committee of our Board of Directors, the Audit Committee has the responsibility and duty to review and approve all related-party transactions, other than those previously reviewed and approved by (i) an independent committee of the Board of Directors, or (ii) an independent majority of the Board, after reviewing each such transaction for potential conflicts of interest and other improprieties. Pursuant to our Corporate Code of Conduct and Reporting (Whistle Blowing) of Perceived or Alleged Violations (our “Code of Conduct”), our executive officers and directors, including their immediate family members, are required to report any actual or potential conflict of interests to a supervisor, who in turn is required to refer all such reports to the Chief Executive Officer, the Chief Financial Officer or the Chair of the Audit Committee. Our Code of Conduct provides a non-exhaustive list of examples of actual or potential conflicts with respect to the persons subject to the Code of Conduct, including without limitation:

•	Receipt of improper personal benefits as a result of the person’s (or family member’s) position in SciClone;

•	Use of our property for the person’s (or family member’s) personal benefit except pursuant to an express agreement or understanding with us;

•

Having a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with us or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to the person’s (or family member’s) income, net worth and/or financial needs, the person’s (or family member’s) potential to influence decisions that could impact interests, and the nature of the business or level of competition between us and the supplier, customer or competitor);

•

The person’s (or family member’s) acquisition of an interest in property (such as real estate, patent or other intellectual property rights or securities) in which the person (or family member) has reason to know we have, or might have, a legitimate interest;

•	Receiving a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	Divulging or using our confidential information—such as financial data, customer information, or computer programs—for the person’s (or family member’s) own personal or business purposes;

•

Making gifts or payments, or providing special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase, or take or forego other action, which is beneficial to us and which the customer, supplier or competitor would not otherwise have taken; or

•	Being given the right to buy stock in other companies or receiving cash or other payments in return for promoting the services of an advisor, such as an investment banker, to us.

Indebtedness of Management

No director, executive officer, member of such person’s immediate family, corporation or organization of which such person is an executive officer or partner or is the beneficial owner of 10% or more of any class of equity securities, or trust or other estate in which any such person has a substantial beneficial interest or serves as a trustee, has been indebted to us or any of our subsidiaries at any time since January 2006 in an amount in excess of $60,000, other than as may be described in Transactions with related Persons.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the forms furnished to it and written representations from certain reporting persons, we believe that all filing requirements applicable to its executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with during 2010.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2010, we maintained five compensation plans that provide for the issuance of common stock to officers and other employees, directors and consultants. These consist of the 1995 Equity Incentive Plan, the 1995 Nonemployee Director Stock Option Plan, the SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan, the 2004 Outside Directors Stock Option Plan and the 2005 Equity Incentive Plan. All of these plans have been approved by our stockholders. We do not currently maintain any compensation plans that have not been approved by the stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2010.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:
1995 Equity Incentive Plan	626,188	5.17	—
1995 Nonemployee Director Stock Option Plan	200,000	6.15	—
SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan	—	—	566,093	(1)
2004 Outside Directors Stock Option Plan	1,340,000	2.72	425,000
2005 Equity Incentive Plan	5,294,919	2.32	3,678,981
Total	7,461,107	2.74	4,670,074

(1)	The SciClone Pharmaceuticals, Inc. Employee Stock Purchase Plan is a voluntary plan open to employees. This plan allows employees to elect payroll deductions which are used to purchase common stock directly from us.

COMPENSATION RISK ASSESSMENT

During early 2010, we conducted a risk assessment of our compensation policies and practices in response to current public and regulatory concern about the link between incentive compensation and excessive risk taking by corporations. Included in the analysis were such factors as the behaviors being induced by our fixed and variable pay components, the balance of short-term and long-term performance goals in our incentive compensation system, the established limits on permissible incentive award levels, the oversight of our compensation committee and board in the operation of our incentive plans and in strategic direction, the high level of board involvement in approving material investments and capital expenditures, and our internal controls. Management presented the results of this assessment to the Compensation Committee for its review as part of its obligation to oversee our compensation risk assessment process. The Compensation Committee intends to conduct an additional risk assessment regarding our compensation policies and practices taking into account the findings of our Special Committee of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with United States generally accepted accounting principles.

The Audit Committee consists of three directors each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for The NASDAQ Stock Market. The Audit Committee held six meetings during 2010. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. This charter is available in the Investor Relations section of our website at www.sciclone.com. The Audit Committee reviews and reassesses at least annually the adequacy of the Charter.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, for preparing our financial statements and for the public reporting process. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing opinions on the conformity of our audited financial statements with United States generally accepted accounting principles and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Ernst & Young LLP expresses its own opinion on the effectiveness of our internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP all matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our financial statements. The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of Ernst & Young LLP’s audit, the results of its examinations, its evaluations of our internal controls and the overall quality of the Company’s financial reporting. The Audit Committee meets with the outside auditors each quarter, and typically meets with them independently each quarter.

The Audit Committee has also received from Ernst & Young LLP a formal written statement describing all relationships between the auditors and SciClone that might bear on the auditors’ independence consistent with Rule 3526, Communication with Audit Committees Concerning Independence, discussed with the auditors any relationships that may impact their objectivity and independence and, having been informed that no such relationships exist between Ernst & Young LLP and SciClone, satisfied itself as to the auditors’ independence. In evaluating the auditors’ independence, the Audit Committee concluded that the provision of non-audit related services provided by, and covered by fees paid to, Ernst & Young LLP by SciClone was compatible with maintaining their independence.

The Audit Committee requires that all audit and permissible non-audit services be submitted to it for review and approval in advance.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in SciClone’s Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully submitted by the Audit Committee,

Jon S. Saxe, Richard J. Hawkins and Dean S. Woodman

YEAR 2012 STOCKHOLDER PROPOSALS

We welcome comments or suggestions from our stockholders. Under our Bylaws, in order for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in writing to SciClone’s Secretary. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at our principal executive offices not less than 120 calendar days in advance of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received not later than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Proposals of stockholders intended to be presented at our 2012 Annual Meeting of Stockholders must be received by Corporate Secretary, SciClone Pharmaceuticals, Inc., 950 Tower Lane, Suite 900, Foster City, California 94404, no later than February     , 2012, and must satisfy the conditions established by the SEC for stockholder proposals to be included in our proxy statement for the meeting.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented at the Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

It is important that the proxies be voted promptly and that your shares be represented. Please vote your shares at your earliest convenience by phone, via the internet or by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

By order of the Board of Directors,

Friedhelm Blobel, Ph.D.
President and Chief Executive Officer

Foster City, California

June     , 2011

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.

SCICLONE PHARMACEUTICALS, INC.	INTERNET http://www.proxyvoting.com/scln Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

72443

▼  FOLD AND DETACH HERE  ▼

A Vote FOR the following proposals is recommended by the Board of Directors:	Please mark your votes as indicated in this example	☒

1. To elect the following eight (8) directors of SciClone:	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees:	☐	☐	☐

01 Jon S. Saxe 02 Friedhelm Blobel, Ph.D. 03 Peter Barrett. 04 Richard J. Hawkins	05 Trevor M. Jones, Ph.D. 06 Gregg A. Lapointe 07 Ira D. Lawrence, M.D. 08 Mark Lotter

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

* Exceptions

		FOR	AGAINST	ABSTAIN

2.	To amend the Amended and Restated Certificate of Incorporation to increase the authorized number of shares available for issuance.	☐	☐	☐
		FOR	AGAINST	ABSTAIN

3.	Advisory vote on executive compensation.	☐	☐	☐

Management recommends a vote of every three years.

		1 year	2 years	3 years	ABSTAIN

4.	Advisory vote on the frequency of holding future advisory votes on executive compensation.	☐	☐	☐	☐
		FOR	AGAINST	ABSTAIN

5.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for SciClone for the fiscal year ending December 31, 2011.	☐	☐	☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO PROMPTLY VOTE THIS PROXY SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING.			☐

		Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your SciClone Pharmaceuticals, Inc. account online.

Access your SciClone Pharmaceuticals, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for SciClone Pharmaceuticals, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6928

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials:

The Notice and Proxy Statement and the Annual Report to Stockholders are available at:

http://www.RRDEZProxy.com/2010/Sciclone

▼  FOLD AND DETACH HERE  ▼

SCICLONE PHARMACEUTICALS, INC.

Proxy for the Annual Meeting of Stockholders

To be held on June 30, 2011

Solicited by the Board of Directors

The undersigned hereby appoints Friedhelm Blobel, Ph.D. and Gary S. Titus, and each of them, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in SciClone Pharmaceuticals, Inc., a Delaware corporation (“SciClone”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of SciClone to be held at the Marriott San Mateo/San Francisco Airport at 1770 S. Amphlett Blvd., San Mateo, California 94402 on Thursday, June 30, 2011, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of SciClone (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of SciClone’s 2010 Annual Report to Stockholders.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2, 3, 4 and 5.

Address Change/Comments (Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

72443